UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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AVNET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AVNET, INC.

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, November 2, 2012

TO ALL SHAREHOLDERS OF AVNET, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AVNET, INC., a New York corporation (“Avnet”), will be held at the Avnet, Inc. Corporate Headquarters, 2211 South 47th Street, Phoenix, Arizona 85034, on Friday, November 2, 2012, at 7:30 a.m., local time, for the following purposes:

1.	To elect the nine (9) director nominees named in the attached proxy statement to serve until the next annual meeting and until their successors have been elected and qualified.

2.	To conduct an advisory vote on executive compensation.

3.	To approve the Avnet, Inc. Executive Incentive Plan.

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending June 29, 2013.

5.	To take action with respect to such other matters as may properly come before the Annual Meeting (including postponements and adjournments).

The Board of Directors has fixed the close of business on September 4, 2012, as the record date for the Annual Meeting. Only holders of record of shares of Avnet’s Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

JUN LI

Secretary

September 21, 2012

AVNET, INC.

2211 South 47th Street

Phoenix, Arizona 85034

PROXY STATEMENT

Dated September 21, 2012

FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 2, 2012

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Avnet, Inc. (“Avnet” or the “Company”) to be voted at the annual meeting of shareholders to be held at Avnet’s Corporate Headquarters, 2211 South 47th Street, Phoenix, Arizona 85034, on November 2, 2012, and at any and all postponements or adjournments thereof (the “Annual Meeting”), with respect to the matters referred to in the accompanying notice. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders is September 21, 2012. Only holders of record of outstanding shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), at the close of business on September 4, 2012, the record date, are entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share held on the record date. The aggregate number of shares of Common Stock outstanding (net of treasury shares) at September 4, 2012, was 140,089,916, comprising all of Avnet’s capital stock outstanding as of that date.

At the meeting you will be asked to elect the nine director nominees named in the Proxy Statement, conduct an advisory vote on executive compensation, approve the Avnet, Inc. Executive Incentive Plan and ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending June 29, 2013.

Proxies for shares of Common Stock may be submitted by completing and mailing the proxy card that accompanies this Proxy Statement or by submitting your proxy voting instructions by telephone or through the Internet. Shareholders who hold their shares through a broker, bank or other nominee should contact their nominee to determine whether they may submit their proxy by telephone or Internet. Shares of Common Stock represented by a proxy properly signed or submitted and received at or prior to the Annual Meeting will be voted in accordance with the shareholder’s instructions. If a proxy card is signed, dated and returned without indicating any voting instructions, shares of Common Stock represented by the proxy will be voted as the Board recommends. The Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have discretion to vote according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies will have discretion to vote on adjournment of the Annual Meeting. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting to the extent permitted under the Business Corporation Law of the State of New York and the Company’s By-laws.

Proxy and Revocation of Proxy

Any person who signs and returns the enclosed proxy or properly votes by telephone or Internet may revoke it by submitting a written notice of revocation or a later dated proxy that is received by Avnet prior to the Annual Meeting, or by voting in person at the Annual Meeting. However, a proxy will not be revoked by simply attending the Annual Meeting and not voting. All written notices of revocation and other communications with respect to revocation by Avnet shareholders should be addressed as follows: Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. To revoke a proxy previously submitted by telephone or Internet, a shareholder of record can simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will thereby be revoked. Please note that any shareholder whose shares are held of record by a broker, bank or other nominee and who provides voting instructions on a form received from the nominee may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares. Such shareholders may not vote in person at the Annual Meeting unless the shareholder obtains a legal proxy from the broker, bank or other nominee.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the shareholders of record entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary to constitute a quorum. Each vote represented at the Annual Meeting in person or by proxy will be counted toward a quorum. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Abstentions and broker non-votes, which are more fully discussed below, will not be counted as a “vote cast” and therefore will have no effect on the outcome of any proposal.

Broker Voting

Brokers holding shares of record for a customer have the discretionary authority to vote on certain limited matters if they do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also some matters (“non-routine matters”) with respect to which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, then what is referred to as a “broker non-vote” results. Any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, but would be treated as not entitled to vote with respect to non-routine matters. Therefore, a broker non-vote would not count as a vote in favor of or against such matters and, accordingly, would not affect the outcome of the vote.

The election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), and the proposal to adopt the Avnet, Inc. Executive Incentive Plan (Proposal 3) are classified as non-routine matters. Accordingly, brokers, banks and other nominees will not be permitted to vote on any proposal other than the ratification of the appointment of the independent registered public accounting firm (Proposal 4) without instructions from the beneficial owners. As a result, the Company encourages all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted at the Annual Meeting.

Proposals and Required Vote

Proposal 1

To be elected, each director nominee must receive the affirmative vote of a plurality of the votes of the Common Stock present or represented at the Annual Meeting and entitled to vote. Votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for the election of directors and, therefore, will not affect the outcome of the vote on such election. However, Avnet’s Corporate Governance Guidelines (the “Guidelines”) require that, in an uncontested election, any director nominee who receives a greater number of votes “withheld” than votes “for” in the election must promptly submit a letter of resignation to the Board following the certification of the shareholder election results. The Guidelines specify the procedures that the Board of Directors must follow in such event and the time frame within which the Board must determine and publicly announce the results of its deliberation.

Proposal 2

As required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Board of Directors is requesting that the Company’s shareholders approve, on a non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.

Approval, on a non-binding basis, of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Only votes cast “for” or “against” the proposal will be counted in determining whether the proposal has been adopted. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares on this proposal. Thus, a shareholder who does not vote on this proposal at the Annual Meeting (whether due to abstention or a broker non-vote) will not affect the outcome of the vote but will reduce the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated. Although the vote is non-binding, the Compensation Committee and the Board of Directors will review the results of the vote, consider shareholder concerns and take them into account in future determinations concerning the executive compensation program.

Proposal 3

Approval of the Avnet, Inc. Executive Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Only votes cast “for” or “against” the proposal will be counted in determining whether the proposal has been adopted. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares on this proposal. Thus, a shareholder who does not vote at the Annual Meeting (whether due to abstention or a broker non-vote) will not affect the outcome of the vote but will reduce the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

Proposal 4

Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2013 requires the affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote. Abstentions are not counted in determining the votes cast in connection with the ratification of the appointment of KPMG LLP, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

The Board of Directors recommends you vote “FOR” all of the directors named in Proposal 1 and “FOR” proposals 2, 3, and 4.

Voting Results

The Company will announce preliminary results at the Annual Meeting. It will report final results in a filing with the U.S. Securities and Exchange Commission (“SEC”) on Form 8-K.

CORPORATE GOVERNANCE

Avnet is committed to good corporate governance practices. This commitment is not new — the Company has developed and evolved its corporate governance practices over many years. The Board of Directors believes that good corporate governance practices provide an important framework that promotes long-term value, strength and stability for shareholders.

Corporate Governance Guidelines

The Corporate Governance Guidelines collect in one document many of the corporate governance practices and procedures that have evolved at Avnet over the years. Among other things, the Guidelines address the duties of the Board of Directors, director qualifications and selection process, director compensation, Board operations, Board committee matters and director orientation and continuing education. The Guidelines also provide for annual self-evaluations by the Board and its committees. The Board reviews the Guidelines on an annual basis, most recently at its regularly scheduled meeting in May 2012. The Guidelines are available on the Company’s website at www.ir.avnet.com/documents.cfm.

As a general policy, as set forth in the Guidelines, the Board recommends certain limits as to the service of directors on other boards of public companies. These limits are as follows: (1) the Company’s Chairman of the Board and its Chief Executive Officer may serve on up to two additional boards; (2) Directors who are actively employed on a full-time basis may serve on up to two additional boards; and (3) Directors who are retired from active full-time employment may serve on up to five additional boards.

Director Independence

The Board of Directors believes that a substantial majority of its members should be independent directors. The Board has determined that the following Directors are independent under the Guidelines: Eleanor Baum, J. Veronica Biggins, R. Kerry Clark, Ehud Houminer, James A. Lawrence, Frank R. Noonan, Ray M. Robinson, William H. Schumann, III and William P. Sullivan (the “Independent Directors”). Additionally, the Board believes that Michael Bradley, who has been nominated by the Board to serve as a director, will be independent under the NYSE listing standards and the Guidelines upon his election. In making these independence determinations, the Board applied the NYSE listing standards and the standards contained in the Guidelines. Under the Guidelines, certain relationships were considered immaterial and, therefore, were not considered by the Board in determining independence, but were reported to the Chair of the Corporate Governance Committee.

Director Nominations

The Corporate Governance Committee is responsible for identifying, screening and recommending candidates for election to the Company’s Board of Directors. The Committee reviews the business experience, education and skills of candidates as well as character and judgment. Although the Corporate Governance Committee does not have a formal policy concerning diversity, the charter of the Corporate Governance Committee includes a statement that it considers diversity as an important factor for service on the Board and reviews factors such as age, gender, race and culture. These factors, and others considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Directors must also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of all shareholders. Board members are expected to diligently prepare for, attend and participate in all Board and applicable Committee meetings. Each Board member is expected to see that other existing and future commitments do not materially interfere with the member’s service as a Director.

The Corporate Governance Committee also reviews whether a potential candidate will meet the Board’s independence standards and any other director or committee membership requirements imposed by law, regulation or stock exchange rules.

Director candidates recommended by the Corporate Governance Committee are subject to full Board approval and subsequent election by the shareholders. The Board of Directors is also responsible for electing directors to fill vacancies on the Board that occur due to retirement, resignation, expansion of the Board or other events occurring between the shareholders’ annual meetings. The Corporate Governance Committee may retain a search firm, from time to time, to assist in identifying and evaluating director candidates. When a search firm is used, the Committee provides specified criteria for director candidates, tailored to the needs of the Board at that time, and pays the firm a fee for these services. Recommendations for director candidates are also received from Board members and management and may be solicited from professional associations as well.

The Corporate Governance Committee will consider recommendations of director candidates received from shareholders on the same basis as recommendations of director candidates received from other sources. The director selection criteria discussed above will be used to evaluate all recommended director candidates. Shareholders who wish to suggest an individual for consideration for election to the Company’s Board of Directors may submit a written recommendation to the Corporate Governance

Committee by sending it to: Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. Shareholder recommendations must contain the following information:

•	The shareholder’s name, address, number of shares of Avnet Common Stock beneficially owned and, if the shareholder is not a record shareholder, evidence of beneficial ownership;

•	A statement in support of the director candidate’s recommendation;

•

The director candidate’s detailed biographical information describing experience and qualifications, including current employment and a list of any other boards of directors on which the candidate serves;

•	A description of all agreements, arrangements or understandings between the shareholder and the director candidate;

•	The candidate’s consent to be contacted by a representative of the Corporate Governance Committee for interviews and his or her agreement to provide further information, if needed;

•	The candidate’s consent for a background check; and

•	The candidate’s consent to serve as a director, if nominated and elected.

Under the Company’s By-laws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. Details regarding this nomination procedure and the required notice and information are set forth elsewhere in this Proxy Statement under the heading “2013 Annual Meeting.”

Director Communications

Shareholders and other interested parties may contact any or all of the Company’s Directors by writing to the Board of Directors or to the Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034. They may also submit an email to the Lead Director, the chair of the Audit Committee or the non-employee Directors as a group, by filling out the email form on the Company’s website at www.ir.avnet.com/governance.cfm under the caption “Committee Composition.”

Communications received are distributed to the Board, or to any individual Director or group of Directors as appropriate, depending on the facts and circumstances outlined in the communication. The Avnet Board of Directors has requested that items that are unrelated to the duties and responsibilities of the Board be excluded, including spam, junk mail and mass mailings, product and services inquiries, product and services complaints, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Any product and services inquiries or complaints will be forwarded to the proper department for handling. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any such communication will be made available to any non-employee Director upon request.

Code of Conduct

The Company adopted a Code of Conduct that applies to Directors, officers and employees, including the Chief Executive Officer and all financial and accounting personnel. A copy of the Code of Conduct can be reviewed at www.ir.avnet.com/documents.cfm. Any future amendments to, or waivers for executive officers and Directors from certain provisions of the Code of Conduct, will be posted on the Company’s website.

Reporting of Ethical Concerns

The Audit Committee of the Board of Directors has established procedures for employees, shareholders, vendors and others to communicate concerns about the Company’s ethical conduct or business practices including accounting, internal controls or financial reporting issues. Matters may be reported in the following ways:

Employees of the Company are encouraged to contact their manager, a Human Resources representative or a Code of Conduct Advisor and discuss matters of concern.

All persons, including employees, may contact:

•	The Legal Department, by telephone at (480) 643-7106, or by mail at 2211 South 47th Street, Phoenix, Arizona 85034; or

•

The Ethics Alertline at 1-800-861-2899 (within the United States and Canada) or via the Internet at www.avnet.alertline.com. Reports via the Ethics Alertline will be treated confidentially within the limits of the law, and may be made on an anonymous basis.

Board Leadership Structure

Pursuant to the Guidelines, the Board of Directors has the flexibility to decide whether it is best for the Company at a given point in time for the roles of the Chief Executive Officer and Chairman of the Board to be separate or combined and, if separate, whether the Chairman should be selected from the independent directors or be an employee of the Company. The Board believes that the Company and its shareholders are best served by maintaining this flexibility rather than mandating a particular leadership structure.

In the event that the Chairman is an employee of the Company, the Company’s Guidelines provide for an independent and active Lead Director, which is currently held by Eleanor Baum. The Lead Director has the following responsibilities:

•	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the Independent Directors;

•	Setting meeting agendas for the executive sessions of the Independent Directors;

•	Reviewing information to be sent to the Board and proposed agenda for Board meetings;

•	Reviewing Board meeting schedules to ensure sufficient time for discussion of all agenda items;

•	Helping ensure adequate distribution of information to members of the Board in a timely manner;

•	Having the authority to call meetings of the Independent Directors; and

•	Performing such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

To promote free and open discussion and communication, Independent Directors meet in executive session without management present at regularly scheduled Board meetings. Independent Directors may meet at other times at the discretion of an independent Chairman, the Lead Director or upon the request of any Independent Director.

Currently, the position of Chairman is held by Mr. Vallee, an employee of the Company, and Mr. Hamada is the Chief Executive Officer. Beginning with fiscal year 2012, the Board determined that the separation of these roles would allow the Company’s Chief Executive Officer to focus on the Company’s day-to-day business, while allowing the Chairman to lead the board in its fundamental role of providing guidance to, and oversight of, management and to be actively involved in selected business development efforts, including strategic mergers and acquisitions. As Mr. Vallee has indicated that he will not stand for reelection at the Annual Meeting, it is the current expectation that the position of the Chairman will be held by Mr. Schumann, assuming he is reelected as a director at the Annual Meeting. Mr. Schumann currently serves as an Independent Director and, if elected, would serve as a non-employee Chairman.

The Board of Directors has concluded that the current leadership structure provides an appropriate framework for the Directors to provide independent, objective and effective oversight of management. While the Guidelines do not require the Chairman and Chief Executive Officer positions to be separate, the Board believes that having separate positions is the appropriate leadership structure for the Company at this time.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines providing that each Director should own, within four years of joining the Board, 10,000 shares of Avnet Common Stock. Shares that are awarded to Directors as part of director compensation, as well as Phantom Stock Units acquired by Directors under the Avnet Deferred Compensation Plan for Outside Directors, count towards the ownership requirements under the guidelines, but options, even if vested, do not. All current Directors are in compliance with this requirement.

Avnet Website

In addition to the information about Avnet and its subsidiaries contained in this Proxy Statement, extensive information about the Company can be found on its website located at www.avnet.com, including information about the Company’s management team, products and services and its corporate governance practices.

The corporate governance information on Avnet’s website includes the Company’s Corporate Governance Guidelines, the Code of Conduct, the charters for each of the standing committees of the Board of Directors, how a shareholder can communicate with the Corporate Governance Committee to nominate a director candidate for election and how shareholders and other interested parties can communicate with the Lead Director, the chair of the Audit Committee and the non-employee Directors as a group. In addition, amendments to the Code of Conduct and waivers granted to the Company’s Directors and executive officers under the Code of Conduct, if any, will be posted in this area of the website. These documents can be accessed at www.ir.avnet.com/documents.cfm. Printed versions of the Corporate Governance Guidelines, the Code of Conduct and the charters for the Board committees can be obtained, free of charge, by writing to the Company at: Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034.

In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those Reports, if any, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as well as Section 16 filings made by any of the Company’s executive officers and Directors with respect to Avnet Common Stock, are available on the Company’s website (www.avnet.com under the “Investor Relations — SEC Filings” caption) as soon as reasonably practicable after the report is electronically filed with, or furnished to, the SEC.

This information about Avnet’s website and its content, together with other references to the website made in this Proxy Statement, is for information only. The content of the Company’s website is not and should not be deemed to be incorporated by reference in this Proxy Statement or otherwise filed with the SEC.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Avnet’s Board of Directors held five meetings during fiscal 2012 — four regular quarterly meetings and one meeting held in connection with management’s presentation of its annual strategic plan. The non-employee Directors met separately in executive session four times during fiscal 2012.

During fiscal 2012, each Director standing for reelection, other than Mr. Clark, attended at least 75% of the combined number of meetings of the Board held during the period for which the Director served and of the committees on which such Director served. Mr. Clark, who was appointed to the Board in February 2012, was eligible to attend meetings in February, May and June. As a result of a conflict known prior to his appointment as a Director, Mr. Clark was unable to attend Board and relevant committee meetings in May. Excluding the May meetings, Mr. Clark has attended each Board and applicable committee meeting, including the relevant meetings held in fiscal year 2013.

All members of the Board of Directors are expected to attend the annual meeting of shareholders, unless unusual circumstances prevent such attendance. Board and committee meetings are scheduled in conjunction with the annual meeting of shareholders. All of the Directors standing for reelection, other than Mr. Clark who joined the Board in February 2012, attended Avnet’s 2011 annual meeting of shareholders.

The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee, Corporate Governance Committee and Finance Committee. Each of these committees is comprised solely of non-employee Directors, reports regularly to the full Board and annually evaluates its performance. The members of the committees as of the date of this Proxy Statement are identified in the following table.

Director	Audit	Compensation	Corporate Governance	Finance
J. Veronica Biggins		✓	✓
Eleanor Baum	✓		Chair
R. Kerry Clark	✓	✓
Ehud Houminer	✓	Chair
James A. Lawrence		✓		✓
Frank R. Noonan	✓			Chair
Ray M. Robinson			✓	✓
William H. Schumann, III	Chair			✓
William P. Sullivan		✓	✓

Audit Committee

The Audit Committee is charged with assisting and representing the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the financial statements of the Company, the independence and performance of the Company’s corporate audit and independent registered public accounting firm, and compliance with legal and regulatory requirements, as well as the Company’s internal ethics and compliance program and enterprise risk management activities. Moreover, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. Additionally, the Audit Committee reviews and approves transactions with any related person in which the Company is a participant and involves an amount known that equals or exceeds $120,000 per year. All of the members of the Audit Committee are independent under the independence requirements of the NYSE listing standards, the independence standards adopted by the Board, and also meet the additional requirements for audit committee independence established by the SEC. The Board of Directors has determined that four members of the Audit Committee (Messrs. Clark, Houminer, Noonan and Schumann) qualify as “audit committee financial experts,” as defined in rules adopted by the SEC. Please see the Audit Committee Report set

forth elsewhere in this Proxy Statement for more information about the Committee and its operations. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2012, the Audit Committee held nine meetings.

Compensation Committee

The Compensation Committee is responsible for reviewing and approving compensation of all of the Company’s executive officers other than the Executive Chairman and the CEO and for evaluating the performance of the Executive Chairman and the CEO and, on the basis of such evaluation, for recommending to the Independent Directors the Executive Chairman and CEO compensation for consideration and approval. In addition, the Compensation Committee administers all of Avnet’s equity compensation plans. All members of the Committee meet the independence requirements of the NYSE listing standards and the independence standards adopted by the Board of Directors. The Committee operates under a written charter that outlines the purpose, member qualifications, authority and responsibilities of the Committee. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. A copy of the Committee charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2012, the Compensation Committee held four meetings.

Corporate Governance Committee

The Corporate Governance Committee is charged with identifying, screening and recommending to the Board of Directors appropriate candidates to serve as directors of the Company and is responsible for overseeing the process for evaluating the Board of Directors and its Committees. This Committee also oversees and makes recommendations with respect to corporate governance issues affecting the Board of Directors and the Company. All of the members of the Corporate Governance Committee are independent under Avnet’s independence standards and the NYSE listing standards. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2012, the Corporate Governance Committee held four meetings.

Finance Committee

The Finance Committee is responsible for evaluating the Company’s short and long-term financing needs and capital structure and for making recommendations about future financing. The Committee also has the oversight responsibility for the Avnet Pension Plan and Trust and the Avnet 401(k) Plan and Trust. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The Committee’s charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2012, the Finance Committee held four meetings.

Executive Committee

The Board of Directors has an Executive Committee which is charged with the authority of the full Board and, between meetings of the Board, is authorized to exercise the powers of the Board in the management of the business and affairs of Avnet to the extent permitted by law. The Executive Committee is comprised of the Chairman and four other Directors. All of the Independent Directors rotate service on the Executive Committee. The Executive Committee did not meet in fiscal 2012.

The Board’s Role in Risk Oversight

One function of the Board is oversight of risk management at Avnet. “Risk” is present in every business, and the Board seeks to understand and advise on risk in conjunction with the activities of the

Board and its committees. The Board considers “risk” for these purposes to be the possibility that an undesired event could occur that adversely affects the achievement of the Company’s objectives. Examples of the types of risks that the Company faces include:

•	operational risks, such as disruptions to the Company’s information systems and logistics capabilities and risks relating to compliance with governmental regulations;

•	macroeconomic risks, such as global economic or financial disruption;

•	strategic risks, such as risks associated with emerging markets and the concentration of revenue; and

•	“event” risks, such as natural or pandemic disasters impacting the Company’s operations.

A business deals with risks in various ways. Some risks may be easily perceived and controlled, while others are unknown. Some risks can be avoided or mitigated by particular behavior, while some risks are unavoidable. Potential impacts and the severity of the potential impacts vary, and the appropriate range of response to a perceived risk can vary depending upon the potential severity of the adverse effects that might occur in connection with the risk. Some risk taking is engaged in voluntarily by Avnet and most businesses, particularly where risk may be acceptable because of the greater perceived potential for reward. Avnet engages in numerous activities seeking to align its voluntary risk-taking with Company’s strategy, especially in the area of encouraging innovation.

Management is responsible for identifying risk and risk controls related to significant business activities, and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk. The Board implements its risk oversight responsibilities by having management provide periodic briefing and information sessions on the significant voluntary and involuntary risks that the company faces and how the company seeks to control risk when appropriate. In some cases, risk oversight in specific areas is a responsibility of a Board committee, such as the Finance Committee’s oversight of the company’s financing structure and needs from time to time, and the Audit Committee’s oversight of issues related to internal control over financial reporting and the Compensation Committee’s oversight of risks related to compensation programs.

The Compensation Committee has assessed the Company’s compensation programs and concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee and management assessed Avnet’s executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. Management has evaluated all compensation programs and focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

Based on the foregoing, management believes that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole, and that the incentive compensation programs provide incentives that do not encourage risk-taking beyond the Company’s ability to effectively identify and manage significant risks. Further, management believes that the incentive compensation programs are compatible with effective internal controls and the Company’s risk management practices, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

PROPOSAL 1

ELECTION OF DIRECTORS

Nine (9) directors are to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. It is the intention of the persons named in the enclosed proxy card to vote each properly signed and returned proxy (unless otherwise directed by the shareholder executing such proxy) for the election as Directors of Avnet of each of the nine nominees listed below. Each nominee has consented to being named herein and to serving if elected. All of the nominees were elected Directors at the Annual Meeting of Shareholders held on November 4, 2011, except for Mr. Clark who joined the Board in February 2012 and Mr. Bradley who is a director nominee.

Dr. Baum, a director since 1994, and Mr. Houminer, a director since 1993, are retiring from the Board of Directors and will not stand for reelection as a director. Mr. Vallee, a director since 1991 and employee since 1977, is retiring as an employee of the Company effective November 2, 2012, and will not stand for reelection as a director. The Company would like to publicly recognize Dr. Baum, Mr. Houminer and Mr. Vallee for their contributions and dedicated service to the Company.

Directors will be elected by a plurality of the votes properly cast at the Annual Meeting. Only votes cast “for” the election of Directors will be counted in determining whether a nominee for Director has been elected. Thus, shareholders who do not vote, or who withhold their vote, will not affect the outcome of the election. Additionally, brokers do not have discretionary authority to vote on the election of directors if they do not receive timely instructions from the beneficial owners. As a result, the Company encourages all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted in the election of directors.

Under the Guidelines, however, any director nominee who receives a greater number of votes “withheld” than votes “for” in the election must promptly submit a letter of resignation to the Board following the certification of the election results. The Board must then determine whether to accept the director’s resignation in accordance with the procedures set forth in the Guidelines and publicly announce the results of its deliberation.

In case any of the nominees below should become unavailable for election for any presently unforeseen reason, the persons named in the enclosed form of proxy will have the right to use their discretion to vote for a substitute or to vote for the remaining nominees and leave a vacancy on the Board of Directors. Under Avnet’s By-laws, any such vacancy may be filled by a majority vote of the Directors then in office or by the shareholders at any meeting thereof. Alternatively, the Board of Directors may reduce the size of the Board to eliminate the vacancy.

The information set forth below as to each nominee has been furnished by such nominee as of September 4, 2012.

The Board recommends a vote “FOR” all of the nominees named below.

Name	Age	Year First Elected	Principal Occupations During Last Five Years; Other Directorships and Activities
J. Veronica Biggins	65	1997	Ms. Biggins is a Managing Director in the Atlanta office of Diversified Search LLC, an executive and board search firm. Ms. Biggins was Managing Partner of the Atlanta office of Hodge Partners from 2007 until 2011 when it became a part of Diversified Search. Ms. Biggins served as Assistant to the President of the United States and Director of Presidential Personnel under President William Clinton. Ms. Biggins also serves on the board of Southwest Airlines Co. (since 2011). Ms. Biggins’ background includes 20 years of experience with NationsBank (now Bank of America) and its predecessor. She previously served as a director of Zep Inc. (2007 — 2012) and AirTran Holdings, Inc. (2001 — 2011). Ms. Biggins has served on a number of non-profit boards. Ms. Biggins brings extensive experience related to identifying and recruiting executive talent, as well as extensive board experience and perspective resulting from past and present service on boards of public companies in various industries.
Michael A. Bradley	63	Director Nominee	Mr. Bradley is the President and Chief Executive Officer of Teradyne, Inc., positions that he has held since May 2003 and May 2004, respectively. He has served as a director of Teradyne since April 2004 following his tenure as President of the Semiconductor Test Division (2001 — 2003) and as the Company’s Chief Financial Officer (1999 — 2001). Mr. Bradley has also been a director of Entegris, Inc. and its predecessor company, Mykrolis Corporation, since 2001. The Board will benefit from Mr. Bradley’s extensive experience in the semiconductor industry, and from his experience in running a global technology operation. The Board believes he will provide additional perspective in the areas of corporate governance and financial reporting.
R. Kerry Clark	60	2012	R. Kerry Clark served as Chairman and Chief Executive Officer of Cardinal Health, Inc., a provider of health care products and services, until his retirement in 2009. Mr. Clark joined Cardinal Health in April 2006 as President and Chief Executive Officer and became Chairman in November 2007. Prior to joining Cardinal Health, he held various positions at The Procter & Gamble Company, a consumer products company, which markets consumer products in over 140 countries, including President of P&G Asia, President, Global Market Development and Business Operations, and Vice Chairman of the Board. He is a director of General Mills (since 2009) and Textron, Inc. (since 2003). He is also a director of Bausch & Lomb and Hauser Capital Partners LLC. Mr. Clark brings to the Board business leadership, corporate strategy and operating expertise. Mr. Clark also lends a global business perspective. Additionally, Mr. Clark provides additional insight and value in corporate governance, talent development, change management, marketing and business development.

Name	Age	Year First Elected	Principal Occupations During Last Five Years; Other Directorships and Activities
Richard P. Hamada	54	2011	Mr. Hamada has served as the Chief Executive Officer of Avnet since July 2011 and a director since February 2011. Prior thereto, he served as the President (August 2010 — July 2011) and as the Chief Operating Officer of Avnet (2006 — 2011). Mr. Hamada is also a member of the College of Business Administration Advisory Board for San Diego State University. As a result of his long tenure as an Avnet executive, Mr. Hamada provides the Board with extensive knowledge of the Company, its operations and the industry in which it operates. Mr. Hamada also has extensive executive management experience.
James A. Lawrence	59	2011	Mr. Lawrence is currently the Chairman of Rothschild North America. He has served as the Chief Executive Officer of Rothschild North America and as co-head of global investment banking since June 2010. He previously served as Chief Financial Officer of Unilever PLC from September 2007 — December 2009. Prior thereto, Mr. Lawrence served as Vice Chairman and Chief Financial Officer of General Mills, Inc., a consumer foods company (October 1998 — August 2007), Executive Vice President and Chief Financial Officer of Northwest Airlines (1996 — 1998) and Chief Executive Officer of Pepsi-Cola Asia Middle East Africa Group (1992-1996). The Board benefits from Mr. Lawrence’s nine years of prior experience serving on Avnet’s board (1999 — 2008) and his breadth of global business experience including strategy development and compliance. As a former chief financial officer for a public company, Mr. Lawrence has experience in finance and accounting, particularly as it applies to public companies such as Avnet.
Frank R. Noonan	70	2004	Mr. Noonan is the retired Chairman and Chief Executive Officer of R. H. Donnelley Co. (1991 — 2002), publisher of yellow pages directories. Before that, Mr. Noonan served as Senior Vice President, Finance, with Dun & Bradstreet. Mr. Noonan is a director of NewStar Financial, Inc., a commercial finance company, and former director of RiskMetrics Group, Inc., (2008 — 2010). The Board benefits from Mr. Noonan’s financial services experience, including his extensive experience in the areas of financial reporting, compliance, corporate governance and risk management.
Ray M. Robinson	64	2000	Since 2003, Mr. Robinson has served as Chairman of the Board of Citizens Trust Bank, the largest African-American owned bank in the southeast United States, trading as Citizens Bancshares. He also serves as the Vice Chairman of East Lake Community Foundation (since 2003). Previously, Mr. Robinson was the President of AT&T’s Southern Region Business Services Division (1995 — 2003). Mr. Robinson is also a director of Aaron Rents, Inc., Acuity Brands, Inc., Rail America and AMR Corp. Mr. Robinson previously served as a director of ChoicePoint, Inc. (2004 — 2008). The Board benefits from Mr. Robinson’s extensive leadership and management skills, and his service on the boards and board committees of other public companies provides important insights into governance and board functions.

Name	Age	Year First Elected	Principal Occupations During Last Five Years; Other Directorships and Activities
William H. Schumann, III	62	2010	Mr. Schumann has served as Executive Vice President of FMC Technologies, Inc. since February 2007 and served as CFO from 2001 — 2011. Effective November 13, 2012, Mr. Schumann will serve as a director of AMCOL International. He previously served on the board of UAP Holding Corp. (2005 — 2008), and Great Lakes Advisors, Inc. The Board benefits from Mr. Schumann’s financial and management expertise, including his extensive expertise in financial and strategic planning, financial reporting, compliance and risk management.
William P. Sullivan	62	2008	Mr. Sullivan has served as the President and Chief Executive Officer of Agilent Technologies, Inc. since March 2005. Prior thereto, he served as the Executive Vice President and Chief Operating Officer of Agilent (2002 — 2005), and Senior Vice President and General Manager of its Semiconductor Products Group (1998 — 2002). Mr. Sullivan is also a director of URS Corporation (since 2006) and the Children’s Discovery Museum of San Jose. As the chief executive officer of a public company, Mr. Sullivan brings significant executive and operational experience regarding issues facing large multinational companies with global operations, particularly as it relates to the technology industry. The Board also benefits from his knowledge of current issues in the conduct and governance of public companies.

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements, the independence, qualification and performance of the Company’s corporate auditor and its independent registered public accounting firm, and compliance with legal and regulatory requirements. The Audit Committee operates under a written charter, which sets forth its purpose, member qualifications, authority and responsibilities. The Audit Committee reviews its charter on a regular basis and most recently reviewed it at the Committee’s regularly scheduled meeting on May 10, 2012. The charter is available on the Company’s website at www.ir.avnet.com/governance.cfm.

The Audit Committee monitors the activities and performance of the Company’s internal audit function, including scope of reviews, department staffing levels and reporting and follow-up procedures. The Audit Committee also oversees the Company’s efforts and plans in enterprise risk management. In addition, the Audit Committee oversees the Company’s internal ethics and compliance program and receives quarterly reports from the Chief Governance and Compliance Officer. The Audit Committee also meets quarterly with KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”), and with the Company’s Director of Global Audit and the Chief Financial Officer in separate, executive sessions. Management has responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the system of internal controls.

The Audit Committee meets with KPMG and management to review the Company’s interim financial results before publication of the Company’s quarterly earnings press releases and the filing of the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K. The Committee also monitors the activities and performance of KPMG, including audit scope, audit fees, auditor independence and non-audit services performed by KPMG. All services to be performed by the Company’s independent registered public accounting firm are subject to pre-approval by the Audit Committee and management provides quarterly reports to the Committee on the status and fees for all such projects.

The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2012 with management and KPMG. This review included a discussion with KPMG and management of Avnet’s accounting principles, the reasonableness of significant estimates and judgments, including disclosure of critical accounting estimates, and the conduct of the audit. The Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. KPMG provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and the Committee discussed with KPMG its independence. The Audit Committee has concluded that KPMG is independent from the Company and its management. KPMG also discussed with the Committee its internal quality control procedures and the results of its most recent peer review. In reliance on this review and these discussions, and the report of KPMG, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012, for filing with the Securities and Exchange Commission.

William H. Schumann, III, Chair	Ehud Houminer
Eleanor Baum	Frank R. Noonan
R. Kerry Clark

PRINCIPAL ACCOUNTING FIRM FEES

The table below provides information relating to fees charged for services performed by KPMG LLP, the Company’s independent registered public accounting firm, in both fiscal 2012 and fiscal 2011. All of the services described in the table were approved in conformity with the Audit Committee’s pre-approval process.

	Fiscal 2012	Fiscal 2011
Audit Services	$6,430,000	$6,421,000
Audit-Related Services	235,000	242,000
Tax Services	890,000	1,036,000
All Other Services	—	—

TOTAL	$7,555,000	$7,699,000

Audit Services.    In both years, Audit Services consisted of work performed by the principal auditor associated with the audit of the Company’s consolidated financial statements, including reviews performed on the Company’s Form 10-Q filings, certain statutory audits required for the Company’s subsidiaries, and fees incurred in connection with the audit of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also included assistance with registration statements filed by the Company, including consents.

Audit-Related Services.    In both years, Audit-Related Services included certain compliance-related, agreed-upon procedures and assistance with certain acquisition due diligence efforts.

Tax Services. In both years, Tax Services consisted primarily of assistance with respect to global tax compliance (federal, international, state and local), tax audits, tax advice associated with organizational structure and tax-related due diligence in connection with certain acquisitions.

All services to be provided by the Company’s independent registered public accounting firm are subject to pre-approval by the Audit Committee. The Audit Committee has adopted an “External Auditor Scope of Services Policy,” which requires the Audit Committee’s pre-approval of all services to be performed by the Company’s independent registered public accounting firm. In each case, pre-approval is required either by the Audit Committee or by the Chair of the Audit Committee, who is authorized to approve individual projects up to $250,000 with the total for such projects not to exceed $500,000, and must then report them to the full Committee by the next Committee meeting. Management provides quarterly reports to the Audit Committee on the fees for all projects requiring services by KPMG, LLP.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND OTHERS

The following table sets forth information with respect to the Common Stock of Avnet beneficially owned at September 14, 2012, or, in respect of any 5% Holder, the date of such holder’s most recent Schedule 13D or Schedule 13G filed with the SEC, by (a) persons that, to Avnet’s knowledge, were the beneficial owners of more than 5% of Avnet’s outstanding Common Stock (“5% Holders”), (b) each Director and director nominee of Avnet, (c) each of the executive officers named in the Summary Compensation Table in this Proxy Statement and (d) all Directors and executive officers of Avnet as a group. Except where specifically noted in the table, all the shares listed for a person or the group are directly held by such person or group members, with sole voting and dispositive power.

Name	Common Stock(a)		Stock Options Exercisable Within 60 Days	Total Common Stock Beneficially Owned		Percent of Class
5% Holders
Artisan Partners Holdings LP.	9,780,510			9,780,510	(1)	6.60%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
BlackRock, Inc.	8,488,955			8,488,955	(2)	5.72%
40 East 52nd Street New York, NY 10022
Directors and Named Executive Officers
Eleanor Baum	11,974	(3)	0	11,974		*
J. Veronica Biggins	33,738	(4)	3,325	37,063		*
R. Kerry Clark	3,298	(5)	0	3,298		*
Harley Feldberg	143,605	(6)	163,334	306,939		*
Philip Gallagher	69,153	(7)	63,629	132,782		*
Richard Hamada	182,009	(8)	176,295	358,304		*
Ehud Houminer	29,128		0	29,128		*
James A. Lawrence	34,198		3,325	37,523		*
Frank R. Noonan	33,583	(9)	0	33,583		*
Ray M. Robinson	31,143	(10)	3,325	34,468		*
Raymond Sadowski	206,484	(11)	195,828	402,312		*
William H. Schumann, III	16,861	(12)	0	16,861		*
William P. Sullivan	20,244		0	20,244		*
Roy Vallee	563,377	(13)	1,054,858	1,618,235		1.15%
All directors and executive officers as a group (19 persons)	1,610,503		1,884,174	3,494,677		2.45%

*	Less than 1%.

(a)	This column includes Restricted Stock Units allocated but not yet delivered to each executive officer and Phantom Stock Units owned by non-employee Directors.

(1)	The number of shares beneficially owned is based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2012, by Artisan Partners Holdings LP (“Artisan”). Artisan reports shared voting power with respect to 9,520,710 shares and shared dispositive power with respect to 9,780,510 shares.

(2)	The number of shares beneficially owned is based on information provided in Amendment No. 2 to a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2012, by BlackRock, Inc., which reflects sole voting power and sole dispositive power with respect to 8,504,149 shares beneficially owned by BlackRock, Inc.

(3)	Includes 1,476 Phantom Stock Units.

(4)	Includes 20,728 Phantom Stock Units.

(5)	Includes 3,298 Phantom Stock Units.

(6)	Includes 81,230 Restricted Stock Units allocated but not yet delivered. Also includes 62,375 shares of Common Stock held by a family trust for which Mr. Feldberg is a trustee.

(7)	Includes 24,396 Restricted Stock Units allocated but not yet delivered. Also includes 38,767 shares of Common Stock held by a family trust for which Mr. Gallagher is a trustee.

(8)	Includes 66,753 Restricted Stock Units allocated but not yet delivered. Also includes 115,256 shares of Common Stock held by a family trust for which Mr. Hamada is a trustee.

(9)	Includes 28,765 Phantom Stock Units and 4,818 shares of Common Stock held by a trust for which Mr. Noonan is a trustee.

(10)	Includes 4,219 shares that are pledged as security and 26,924 Phantom Stock Units.

(11)	Includes 31,803 Restricted Stock Units allocated but not yet delivered.

(12)	Includes 3,573 Phantom Stock Units.

(13)	Includes 72,990 Restricted Stock Units allocated but not yet delivered. Also includes 482,366 shares of Common Stock held by a family trust for which Mr. Vallee is a trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, Avnet’s Directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in Avnet Common Stock and are also required to provide Avnet with copies of such reports. Based solely on such reports and related information furnished to Avnet, Avnet believes that in fiscal 2012 all such filing requirements were complied with in a timely manner by all Directors and executive officers.

EXECUTIVE OFFICERS OF THE COMPANY

The current executive officers of the Company are:

Name	Age	Office
Roy Vallee	60	Executive Chairman of the Board
David R. Birk	65	Senior Vice President, General Counsel and Assistant Secretary
Steven C. Church	63	Senior Vice President, Chief Business Development and Process Officer and President of Avnet Integrated
Gerard W. Fay	53	Chief Logistics and Operations Officer
Harley Feldberg	59	Senior Vice President and President of Avnet Electronics Marketing
Philip R. Gallagher	51	Senior Vice President and President of Avnet Technology Solutions
Richard P. Hamada	54	Chief Executive Officer
MaryAnn Miller	55	Senior Vice President and Chief Human Resources Officer
Steven R. Phillips	49	Senior Vice President and Chief Information Officer
Raymond Sadowski	58	Senior Vice President, Chief Financial Officer and Assistant Secretary

Mr. Vallee joined the Company in February 1977 and was appointed Executive Chairman of the Board of Directors in July 2011. He previously served as Chairman of the Board and Chief Executive Officer from July 1998 to July 2011. Prior thereto, he was Vice Chairman of the Board since November 1992 and also President and Chief Operating Officer since March 1992. Mr. Vallee will cease serving as Executive Chairman effective on November 2, 2012.

Mr. Birk has been Senior Vice President of Avnet since November 1992. Mr. Birk was elected Vice President and General Counsel in September 1989 and previously held the position of Secretary from July 1997 to November 2003 and from January 2005 to November 2007. Mr. Birk served on the board of UAP Holding Corp. from 2007 — 2008.

Mr. Church has been Senior Vice President of Avnet since November 1995 and currently serves as Chief Business Development and Process Officer. Additionally, in 2010, he was appointed as President of Avnet Integrated, which provides lifecycle support for technology manufacturers, service providers and corporations. Mr. Church previously served as Chief Human Resources and Organizational Development Officer from 2001 until February 2010. Mr. Church previously served as President of Avnet Electronics Marketing Americas from 1994 to 2001 and co-President of Electronics Marketing from August 1998 to April 2001.

Mr. Fay was appointed Chief Global Logistics and Operations Officer in July 2011 and previously served as Senior Vice President of Global Strategic Accounts for Avnet United from August 2005 to July 2011. Mr. Fay joined Avnet in 2005 with the Company’s acquisition of electronic component distributor Memec, where he served as President of Memec Americas.

Mr. Feldberg has been Senior Vice President since November 2004. He became an executive officer in July 2004 when he was promoted to Global President of Avnet Electronics Marketing. Mr. Feldberg previously served as President of Avnet Electronics Marketing Americas from June 2002 until June 2004 and has served as a corporate Vice President since November 1996. Mr. Feldberg served as President of Avnet Electronics Marketing Asia from December 2000 to June 2002.

Mr. Gallagher was appointed as Global President, Avnet Technology Solutions, in March 2009, and has been Senior Vice President of Avnet since November 2007. Mr. Gallagher served as president of Avnet Electronics Marketing Americas from July 2004 until March 2009.

Mr. Hamada was appointed as a Director in February 2011 and Chief Executive Officer in July 2011. He previously served as President from May 2010 until July 2011 and served as the Chief Operating Officer from July 2006 until July 2011. He was Senior Vice President of Avnet from November 2002 until August 2010. Mr. Hamada served as the President of Technology Solutions from July 2003 until July 2006 and President of the Computer Marketing operating group from January 2002 until July 2003. He was appointed Vice President of Avnet in November 1999. Mr. Hamada is a member of the College of Business Administration Advisory Board for San Diego State University.

Ms. Miller was appointed Senior Vice President in May 2011 and served as Vice President from November 2009 to May 2011. She has served as Chief Human Resources Officer since April 2009. She previously served as Senior Vice President Global Human Resources from July 2008 to March 2009 and Vice President of Talent and Organizational Effectiveness from July 2006 to June 2008.

Mr. Phillips was appointed Senior Vice President and Chief Information Officer of Avnet in 2011 and has served as Vice President and Chief Information Officer since 2006. He joined Avnet with the July 2005 acquisition of Memec where he had served as Senior Vice President and Chief Information Officer since May 2004.

Mr. Sadowski has been Senior Vice President of Avnet since November 1992 and Chief Financial Officer since February 1993. Prior thereto, Mr. Sadowski has held various management positions in Avnet’s finance organization including the position of Controller.

Officers of the Company are generally elected each year at the meeting of the Board of Directors following the annual meeting of shareholders and hold office until the next such annual meeting or until their earlier death, resignation or removal.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on its review and discussion with management, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2012 Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K. This Report is provided by the following independent directors, who comprise the Committee:

Ehud Houminer, Chair	James A. Lawrence
J. Veronica Biggins	William P. Sullivan
R. Kerry Clark

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section explains how the Compensation Committee of Avnet’s Board of Directors made its compensation decisions for the fiscal year ended June 30, 2012 (“fiscal 2012”), for the Named Executive Officers (the “NEOs”). The compensation paid to the NEOs for fiscal 2012 is set forth in the Summary Compensation Table, which is included elsewhere in this Proxy Statement. These officers and their titles during fiscal 2012 are:

•	Roy Vallee, Executive Chairman of the Board, Avnet, Inc.;

•	Richard Hamada, Chief Executive Officer, Avnet, Inc. (the “CEO”);

•	Raymond Sadowski, Senior Vice President and Chief Financial Officer, Avnet, Inc.;

•	Harley Feldberg, Senior Vice President, Avnet, Inc. and President, Avnet Electronics Marketing; and

•	Philip Gallagher, Senior Vice President, Avnet, Inc. and President, Avnet Technology Solutions.

Executive Summary

The Company’s fiscal 2012 results reflect the impact of both a components supply chain correction that occurred in the earlier part of its fiscal year and slowing global economic growth during the latter part of its fiscal year. The market for electronic components was negatively impacted by the post-recovery inventory correction while information technology spending growth contracted as global gross domestic product growth rates slowed. As a result, the Company initiated expense reductions in the parts of the business most impacted by these developments. These initiatives helped offset the impact of the revenue decline and, for the full fiscal year, the Company generated $884 million of operating income and $529 million of cash flow from operations. Supported by this strong cash flow, the Company invested $318 million in its share repurchase program and another $313 million in value-creating acquisitions that strengthened the Company’s competitive position in key markets. As a result of the Company’s fiscal 2012 results, the compensation paid to the Company’s CEO and the other NEOs decreased in fiscal 2012 from the prior year, consistent with Avnet’s pay-for-performance philosophy. Additionally, the decrease in CEO compensation in fiscal 2012 was a function of the decrease in target CEO compensation as part of the transition from Mr. Vallee, who was the CEO in fiscal 2011, to Mr. Hamada, who was the CEO in fiscal 2012.

	Fiscal 2011	Fiscal 2012	% Change
	$ in millions, except per share data
Sales	$26,534.4	$25,707.5	(3.1)%
Operating income	$930.0	$884.2	(4.9)%
Net income	$669.1	$567.0	(15.3)%
Diluted earnings per share	$4.34	$3.79	(12.7)%
Total CEO compensation(1)	$11.1	$4.6	(58.3)%
Average total other NEO compensation(1)	$3.8	$3.1	(16.8)%

(1)	The CEO’s total compensation and the average total compensation for the other NEOs in both fiscal 2011 and 2012 is based on the compensation reported in the Summary Compensation Table. With respect to “Total CEO compensation,” Mr. Vallee’s compensation is included in the “Fiscal 2011” column, as he served as CEO during fiscal 2011.

The graph below displays the Company’s sales and the as-adjusted net income and as-adjusted operating income over the last five fiscal years.

*	In addition to presenting financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also presents net income and operating income adjusted to exclude certain items in the table above. See Appendix A to this Proxy Statement for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures. Non-GAAP measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

In March 2012, and for the fourth consecutive year, Avnet was named No. 1 in Fortune magazine’s annual “World’s Most Admired Companies” list in the Wholesaler: Office Equipment and Electronics category. Avnet ranked first in six reputation attributes, including people management, use of corporate assets, social responsibility, quality of management, financial soundness, and global competitiveness.

Executive Compensation Program Highlights

The Company’s compensation program incorporates the following compensation governance practices:

✓

Pay-for-Performance Alignment.    A significant portion of total compensation is dependent upon the achievement of short- and long-term goals that are designed to increase shareholder value over time and result in a superior total shareholder return (“TSR”). As executives gain responsibility and seniority at Avnet and exercise more direct influence over the Company’s financial and operational performance, base salary as a percentage of total compensation will typically decrease and incentive-based pay will increase.

✓

Focus on Long-Term Incentive Compensation.    Avnet’s compensation programs are designed to provide a meaningful portion of compensation in the form of equity-based awards to support the goal of having executives think and behave like owners and to consider the impact of their actions on TSR. Of these awards, restricted stock units (“RSUs”) fully vest over approximately 4.5 years, stock options fully vest over four years and performance share units (“PSUs”) vest, if at all, at the end of a three-year period.

✓

Performance Assessed in Overlapping Periods with Multiple Metrics.    Incentive compensation is earned over several different and overlapping periods, ensuring that performance during any one period is not maximized to the detriment of other periods. The incentive programs employ multiple performance metrics to assure focus is on the entire business.

✓

Award Caps.    An award under the Company’s annual cash incentive plan is capped at 225% of the target and performance share unit awards under the Company’s Long-Term Incentive Plan (“LTIP”) are capped at 200% of the target.

✓

Pay Competitively.    The Company provides fair and competitive compensation to attract, engage and retain the executive talent that is critical to the long-term success of the Company. Avnet generally targets the median compensation for base salary, annual incentive and long-term incentive of executives in comparable positions at the companies in its peer group. In instances of exceptional performance, compensation received may exceed median levels of the market. Conversely, in instances where either Avnet and/or an individual executive did not achieve pre-established performance goals, actual compensation earned may be below median levels of the market.

✓

Stock Ownership Guidelines.    The Company has meaningful stock ownership guidelines for its executive officers, and as of June 30, 2012, each of the NEOs satisfied his individual stock ownership requirement.

✓	Recoupment. The Company has adopted an incentive compensation recoupment policy.

✓	Minimal Perquisites. The Company provides a minimal level of perquisites.

✓

Annual Risk Assessment.    The Compensation Committee has assessed the Company’s compensation programs and concluded that the Company’s policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

✓

Independent Decisions.    The Compensation Committee is made up entirely of independent directors and the Compensation Committee engaged an independent compensation consultant that did not provide any services to management.

The Company’s compensation program does not include the following practices, as the Company believes such practices are not necessarily in the best interest of its shareholders:

×

No Tax Gross-Ups.    The Company does not provide a tax gross-up on perquisites, and with respect to the Executive Chairman and the CEO, on any payments made upon a change of control. The Company expects to eliminate all tax gross-ups as new employment agreements are executed.

×	No Repricing of Awards. Repricing stock options is prohibited without shareholder approval. The Company does not have a history of repricing equity awards.

×	No Above-Market Returns. The Company does not offer preferential or above-market returns on deferred compensation.

×	No Underpriced Stock Options. The Company does not grant stock options with an exercise price below the fair market value of the Company’s Common Stock on the date of the grant.

2011 Advisory Vote on Executive Compensation

At the Company’s annual meeting in 2011, the Company submitted its executive compensation program to an advisory vote of its shareholders (also known as the “say on pay vote”). This advisory vote received the support from over 80% of the total votes cast on this particular proposal at the annual meeting. The Company pays careful attention to any feedback received from its shareholders about the Company’s executive compensation program, including the say on pay vote. After the annual meeting, the Company conducted a shareholder outreach program with a number of its largest shareholders to seek their feedback on the Company’s corporate governance and executive compensation practices. While the Compensation Committee and the Board, as applicable, had already approved the executive compensation program for 2012 by the time the Company held its say on pay vote in November 2011, the Compensation Committee carefully considered and continues to consider the results of the say on pay vote and the feedback received from its shareholders in its subsequent executive compensation decision making.

In addition, at the Company’s annual meeting, a majority of its shareholders supported the Board’s recommendation to hold an annual vote on the Company’s executive compensation program. As a result of the support received for its recommendation, the Board of Directors determined to hold an annual vote on the matter.

Compensation Governance and Process

The Company’s executive compensation program is designed to achieve the Company’s short- and long-term business objectives and, to that end, to align executives’ interests with those of the Company’s shareholders. In considering the elements of the executive compensation program, the Compensation Committee focuses on pay-for-performance on both an annual and long-term basis and consideration of marketplace best practices. Guided by this philosophy, discussions with respect to executive compensation generally start in conjunction with the review of the Company’s budget for the new fiscal year at the Board’s strategic planning session held in June. After substantive consideration, the Board approves the annual budget. This budget then serves as the basis for establishing the target performance levels for the annual cash incentive plan.

Role of the Compensation Committee

The Compensation Committee, which is composed entirely of independent directors, has primary responsibility for the approval and implementation of the compensation programs for executive officers, determines the target compensation, including the amount and related performance goals, for all executive officers except the Executive Chairman and the CEO, and recommends the target compensation of the Executive Chairman and the CEO to the independent directors of the Board for their consideration and approval. In addition to determining or recommending the target compensation to be received, the Compensation Committee reviews, at least annually, the Company’s incentive compensation arrangements for the executive officers to ensure that such arrangements do not encourage excessive risk-taking.

At the Compensation Committee’s regularly scheduled meeting in August, the CEO, the Chief Human Resources Officer (“CHRO”) and the Compensation Committee’s independent compensation consultant present marketplace data developed by the independent consultant, summaries of each executive’s performance and compensation recommendations for each executive officer. The CHRO and the Compensation Committee’s independent consultant assist the Compensation Committee in its deliberations with respect to these recommendations. The Compensation Committee uses the comparative data as a reference for determining whether the compensation plans and levels targeted for each executive appear to be near the median amount paid by peer companies. The Compensation Committee typically compares the compensation paid to a NEO to similarly positioned officers at comparator companies. In assessing the compensation plans for the CEO and the other executive officers, the Compensation Committee considers total compensation opportunities, both short- and long-term, while at the same time focusing attention on the competitiveness of each component of compensation. Actual cash incentive payouts, actual value received from long-term incentive awards and actual overall compensation levels with respect to any given year for any particular officer may vary from the targeted levels based on Avnet’s enterprise and business unit performance and relative performance to its industry.

Historically, following the end of each fiscal year, the Compensation Committee leads the Board in conducting an annual evaluation of CEO performance relative to the performance goals and objectives established for the Company and the CEO for the fiscal year just ended. The CEO completes a self-assessment that is provided to each Director, along with the form used by each Director to provide their written ratings and comments. The evaluation covers topics such as enterprise performance based on the Company scorecard, economic profit dollar growth, profitable growth initiatives, capital allocation strategies, TSR optimization and succession planning. The Compensation Committee reviews these written responses and reports its recommendation to the full Board. The results of the evaluations are discussed with the CEO and are then considered by the Compensation Committee in establishing the goals and compensation plan for the CEO for the new fiscal year. With respect to fiscal 2012, both Messrs. Vallee and Hamada completed the CEO self-assessment and discussed their respective evaluations with the Board.

Role of Management

At the beginning of each fiscal year, the CEO evaluates the performance of the Company’s executive officers, other than the Executive Chairman, against the strategic and financial operating plan for the prior fiscal year. The CEO’s evaluation of individual performance also focuses on each executive officer’s performance relative to each person’s performance goals. As the Executive Chairman position did not exist as a separate position at the end of fiscal 2011, such position was not included in this evaluation process at the beginning of fiscal 2012.

The Company does not have a pre-defined framework that determines which objectives may be more or less important, and the emphasis placed on specific objectives may vary among the executive officers depending on the specific roles and responsibilities of each executive officer, as well as the particular challenges, both in terms of business and professional development, faced by the executive. Individual objectives typically include financial objectives, such as sales, net and gross profit, operating income and economic profit, as well as objectives relating to other major business initiatives, such as implementation of new enterprise resource planning software or integrating a significant acquisition.

As part of the performance management process, each executive officer is also evaluated on ten performance dimensions, which reference the manner in which the individual accomplishes his or her goals, including commitment to Avnet’s “core values” of integrity, customer service, accountability, teamwork and innovation. These core values form the foundation of Avnet’s performance and values-based culture of excellence and underpin Avnet’s overall strategies focused on profitable growth, operational excellence and people development. While this “qualitative” evaluation does not carry a specific weight, it does factor into the overall assessment of the executive’s performance when setting target compensation levels.

During fiscal 2012, the CEO, in consultation with the CHRO, developed base salary and short- and long-term target award recommendations for the other executive officers. Individual factors that were considered include the following:

•	the value of the job in the marketplace as compared with similar jobs within Avnet’s peer group;

•	the relative importance of the job within the executive ranks of the Company as determined by scope of responsibility and performance expectations;

•	the number of years and breadth of experience the executive officer has within the particular job;

•	the individual performance of the executive relative to the specific financial targets or business objectives set forth for the job; and

•	the executive officer’s expected contribution to the future performance of the Company.

Once an executive officer’s role and responsibilities are defined, “value of the job in the marketplace” and “relative importance of the position within the executive ranks” are the most determinative factors in setting compensation targets for that executive officer, adjusted to take into consideration the executive officer’s experience and past and expected future performance. With respect to Messrs. Vallee and Hamada, their respective fiscal 2012 salaries and annual cash incentive targets were determined as part of the transition process that was publicly announced in February 2011.

Role of Independent Compensation Consultant

The Compensation Committee has engaged Steven Hall & Partners (“SH&P”) as the Compensation Committee’s independent compensation consultant since 2008. During fiscal 2012, representatives of SH&P attended, either in person or by telephonic conference call, each of the four meetings of the Compensation Committee, and met with the Committee chair before every meeting.

The compensation consultant provides the Compensation Committee with expertise relating to compensation philosophy, compensation levels, market trends and peer group analysis. In addition, the compensation consultant advises the Compensation Committee on best-practice ideas for governance of executive compensation as well as areas of potential risk and concern in the Company’s executive compensation program, and undertakes special projects at the request of the Committee chair.

The Compensation Committee has sole authority with regard to hiring, firing and approving fees for its independent consultant.

Competitive Marketplace Assessment

As the independent advisor to the Compensation Committee on matters related to executive compensation, SH&P conducted a comprehensive review of the executive compensation program at the Company as compared to a 17-company comparator group. The group includes companies with a similar industry focus and/or of similar size and complexity with whom Avnet competes for talent.

For fiscal 2012, the comparator group was selected based on five key metrics: (i) technology distributors, (ii) electronic manufacturing services (“EMS”) and/or electronic components manufacturing (“ECM”) companies, and (iii) S&P 500 information technology index members similar to the Company with respect to (a) revenues, (b) market capitalization or (c) operating income margins. For fiscal 2012, the comparator group consisted of:

Technology Distributors Arrow Electronics, Inc. Anixter International, Inc. Ingram Micro, Inc. SYNNEX Corporation Tech Data Corporation	EMS/ECM Celestica, Inc. Flextronics International Ltd. Jabil Circuit, Inc.	Revenues Intel Corporation Oracle Corp. Xerox Corp.

Market Capitalization Advanced Micro Devices, Inc. Harris Corporation VeriSign, Inc.	Operating Income Margins Broadcom Corporation Dell, Inc. Tellabs, Inc.

The Compensation Committee continually monitors the make-up of the peer group used and evaluates the peer group against the Company’s operations. A comparison of Avnet’s fiscal 2011 revenue, operating margin and market capitalization as compared to the comparator group’s most recent annual information is included below:

•	Avnet’s revenues were at the 81st percentile of the comparator group;

•	Avnet’s operating margin was at the 36th percentile of the comparator group; and

•	Avnet’s market capitalization was at the 47th percentile of the comparator group.

To benchmark Avnet compensation levels for the Executive Chairman, CEO, CFO and Group Presidents positions, data derived from the SEC filings of the comparator group have been supplemented with a variety of relevant, published surveys which provided data on compensation in the technology sector and general industry. For other positions for which SEC proxy data is not available, only survey data compiled by SH&P has been utilized. Published survey data is collected and provided to the Compensation Committee throughout the fiscal year by SH&P. All of the data sources have been weighted based on relevance, reliability and an assessment of the appropriateness of the match of responsibilities.

Following the completion of the benchmarking review by SH&P, the Compensation Committee and management review the data in light of trends, past compensation levels and the percentage changes as part of the executive compensation decision-making process. As part of this process, each executive’s proposed individual target compensation is evaluated against the marketplace data, including a review of the individual compensation elements such as base pay, variable cash incentive and long-term incentives. This allows for the determination of any gaps in compensation that may need to be addressed. While the target is the median marketplace compensation level for each pay element, an individual executive’s target compensation may be above or below the median, based on other factors, such as the length of time in the position and the long-term performance of the individual executive. For fiscal 2012, the compensation of Messrs. Vallee and Hamada was targeted at the 25th percentile of the CEO comparator group. The fiscal 2012 salary and annual cash incentive target for Messrs. Vallee and Hamada was determined as part of the transition process that was publicly announced in February 2011. While benchmarking data is one consideration in this process, it is not the sole determinative factor. For further information on this process, please see “Role of Committee” and “Role of Management” above.

Elements of Executive Compensation

The primary components of the Company’s compensation program and the objectives of each component are set forth in the table below.

Key Objective
Component	Philosophy	Align with Market Trends	Attract and Retain	Reward Short-Term Performance	Reward Long-Term Performance	Align with Shareholders’ Interest
Base salary	Fixed element reflecting the executive’s long-term performance and skill set	X	X
Annual cash incentive	Annual cash incentive compensation is based on the performance of the Company and business unit (where appropriate) for which the executive has direct responsibility	X	X	X		X
Long-term incentives	LTIP awards are based generally on each executive’s individual contribution in a particular fiscal period and the executive’s potential to contribute to the long-term success of the Company	X	X		X	X

In addition, each NEO is also eligible to receive certain other benefits as described in the “Additional Compensation Elements” section of this CD&A.

In support of what the Compensation Committee feels is a strong pay-for-performance orientation, an executive’s potential compensation is heavily weighted toward incentive (variable) compensation and shareholder value creation, most of which is paid out based on the long-term performance of the

Company, including its share price. The pay mix at target for the CEO and the other NEOs for fiscal 2012 is displayed below.

Base Salary

Executive salaries are reviewed on an annual basis, as well as at the time of a promotion or other material change in responsibilities. Annual reviews are generally conducted in the first quarter of each fiscal year. Base salaries of the executive officers are individually determined by the Compensation Committee based on the factors described above in the “Overview of Avnet’s Compensation Practices” section of this CD&A. For fiscal 2012, the Compensation Committee approved the following salary adjustments:

NEO	2011 Base Salary	2012 Base Salary	% Change
Mr. Vallee	$1,100,000	$850,000	(22.7)%
Mr. Hamada	$700,000	$850,000	21.4%
Mr. Sadowski	$538,000	$538,000	0.0%
Mr. Feldberg	$550,000	$575,000	4.5%
Mr. Gallagher	$500,000	$515,000	3.0%

The salary for each of Messrs. Vallee and Hamada was agreed to in connection with the leadership transition announced in February 2011 and takes into account their revised roles with the Company.

Annual Cash Incentives

In addition to base salary, executive officers are eligible to receive annual incentive cash compensation based on the performance of the Company and, where appropriate, the business unit for which the executive has direct responsibility. Awards are made pursuant to the Executive Incentive Plan (the “Incentive Plan”).

For fiscal 2012, the Compensation Committee approved the following adjustments to the NEOs target annual cash incentive:

NEO	2011 Target Cash Incentive	2012 Target Cash Incentive	% Change
Mr. Vallee	$1,320,000	$850,000	(36)%
Mr. Hamada	$700,000	$850,000	21%
Mr. Sadowski	$362,000	$412,000	14%
Mr. Feldberg	$500,000	$575,000	15%
Mr. Gallagher	$450,000	$470,000	4%

The target cash incentive compensation for fiscal 2012 for the NEOs as a percentage of the NEO’s base salary is set forth in the following table:

NEO	Target Cash Incentive Compensation	Percentage of 2012 Base Salary
Mr. Vallee	$850,000	100%
Mr. Hamada	$850,000	100%
Mr. Sadowski	$412,000	77%
Mr. Feldberg	$575,000	100%
Mr. Gallagher	$470,000	91%

Performance Goals.    As discussed above, the process for setting the annual cash incentive compensation begins in conjunction with the review of the Company’s budget for the new fiscal year at the Board’s strategic planning session held in June. When determining the budget, the Board seeks to ensure that it is fair, challenging and forward-looking, without encouraging excessive risk taking. Additionally, when determining the fiscal 2012 budget, the Board considered the Company’s significantly improved results in fiscal 2011, the projected growth and the operating environment as projected by industry analysts. At the meeting in August, the Compensation Committee or the Board, as appropriate, finalizes the annual cash incentive performance goals, the target cash incentive compensation and payout ranges under the Incentive Plan.

The performance goals for all NEOs are, at least in part, based on Company-wide performance. Performance goals for operating group presidents (Messrs. Feldberg and Gallagher) are weighted more heavily on the performance of the applicable operating group (75% of target award) but contain a component based on the performance of the entire Company as well (25% of target award). Performance goals for the other NEOs are entirely based on Company-wide performance.

Company-Wide Performance Goals.    Company-wide performance goals are based on the percentage achievement of Avnet’s 2012 net income after tax, excluding certain items (“NIAT”), as modified by the ratio of actual return on capital employed, excluding certain items (“ROCE”), to target ROCE. NIAT and ROCE were selected as the performance metrics because the Compensation Committee believes that those metrics are aligned with the creation of long-term shareholder value. The NIAT target for fiscal 2012 represented a 10% increase from the NIAT actually achieved in fiscal 2011.

Operating Group Performance Goals.    Operating group performance goals are based upon the achievement of the applicable operating group’s net income before tax, excluding certain items (“NIBT”), as modified by the ratio of the actual ROCE to target ROCE of the respective operating group. The NIBT target for fiscal 2012 for the Electronics Marketing operating group represented a 7% increase over the NIBT actually achieved by this group in fiscal 2011. The NIBT target for fiscal 2012 for the Technology Solutions operating group represented a 22% increase over the NIBT actually achieved by this group in fiscal 2011.

Target Payout.    The table below outlines the payout range that applies to each performance level.

Performance Level	Payout Range
(as percentage of target incentive opportunity)
Below threshold	0%
At threshold but less than 95% of performance goal	25% - 90%
Between 95% and 105% of performance goal	95% - 105%
Between 106% of performance goal and maximum	110% - 225%

The factor on the NIAT and/or NIBT portion of the incentive is linear for actual results between 95% and 105% of the performance goal. If actual NIAT were less than 95% or greater than 105% of the performance goal, the factor would be equal to the percentage of actual results to the performance goal squared. For example, if actual NIAT were 110% of the performance goal, a factor of 121% (110% times 110%) would be applied to the target incentive compensation and if actual NIAT were 90% of the performance goal, a factor of 81% (90% times 90%) would be applied to the target incentive compensation. Maximum cash incentive compensation is limited to 225% of the target cash incentive compensation. No cash incentive compensation will be earned if actual performance is less than 50% of the performance goal.

Actual Payout.    Based upon actual performance of the Company and the operating group, where applicable, the NEOs were paid the following cash incentive amounts:

NEO	Target Cash Incentive	Cash Incentive Paid for Fiscal 2012	Percentage of Target Achieved
Mr. Vallee	$850,000	$470,320	55%
Mr. Hamada	$850,000	$470,320	55%
Mr. Sadowski	$412,000	$227,967	55%
Mr. Feldberg(1)	$575,000	$319,729	56%
Mr. Gallagher(2)	$470,000	$313,557	67%

(1)	Mr. Feldberg earned 56% of his target cash incentive for the portion of his incentive tied to the results of Avnet Electronics Marketing, which represented 75% of his total target cash incentive, and earned 55% of his target cash incentive for the portion tied to Avnet’s consolidated results, which represented 25% of his total target cash incentive. Therefore, he earned 56% of his total target cash incentive as reflected in the total above (56% times 75% plus 55% times 25%).

(2)	Mr. Gallagher earned 71% of his target cash incentive for the portion of his incentive tied to the results of Avnet Technology Solutions, which represented 75% of his total target cash incentive, and earned 55% of his target cash incentive for the portion tied to Avnet’s consolidated results, which represented 25% of his total target cash incentive. Therefore, he earned 67% of his total target cash incentive as reflected in the total above (71% times 75% plus 55% times 25%).

The percentages of target cash incentive earned were calculated as follows:

	Avnet	EM	TS
Target incentive tied to income metric ($ in millions)
NIAT/NIBT goal	$735.187	$844.015	$320.140
NIAT/NIBT actual	$607.903	$709.592	$290.115
% of goal achieved	82.69%	84.07%	90.62%
% of goal squared	68.37%	70.68%	82.12%
Incentive tied to return on capital metric
ROCE goal	15.94%	17.45%	12.94%
ROCE actual	12.90%	13.75%	11.11%
% of goal achieved	80.93%	78.80%	85.86%
Total incentive earned	55.33%	55.70%	70.51%

The actual annual cash incentive earned for fiscal 2012 was substantially below the target payout due to the fact that actual NIAT, NIBT and ROCE performance was below the budgeted amounts. As a result of such performance, the annual cash incentive compensation awarded to each of the NEOs significantly decreased from fiscal 2011 to fiscal 2012. For additional information regarding the fiscal 2012 performance of the Company and its operating groups, please refer to the Company’s Annual Report on Form 10-K for the year ended June 30, 2012.

Long-Term Incentives

The Board believes that long-term incentive compensation in the form of equity awards for all executive officers is a valuable compensation component. Equity awards under the LTIP provide a strong incentive to increase shareholder value over time and improve TSR, as well as aids in retention. When granting long-term incentive compensation awards, the Compensation Committee reviews the relevant comparator group and survey compensation data and generally targets the median marketplace compensation level for long-term incentives. Comparator group data is not the sole determinative factor and awards under the LTIP may be above or below the median, based on a variety of factors. As noted above, the fiscal 2012 long-term compensation of Messrs. Vallee and Hamada was targeted at the 25th percentile of the CEO comparator group.

The Compensation Committee generally awards a mix of RSUs, stock options and PSUs. The following is an overview of the long-term incentive program components.

Equity	Target % of LTIP	Purpose	Award Terms
Restricted Stock Units	25%	• Align with shareholders’ interest • Aid in retention • Value is tied to the performance of the Company’s stock	• Paid out in shares of Common Stock • Vest in equal installments over approximately 4.5 years

Stock Options	25%	• Align with shareholders’ interest • Aid in retention • Value is tied to stock price appreciation	• Vest in equal installments over four years • Exercise price equal to the closing price on the grant date • Expire 10 years from grant date

Performance Share Units	50%

• Further align with shareholders’ interest by providing incentive to increase shareholder value and TSR

• Aid in retention

• Value is tied to relative performance of the Company and its shares against its peer group

• Paid out in shares of Common Stock

• Cliff vest at end of three year performance period

• 75% of PSUs vest, if at all, based on relative economic profit performance during performance period

• 25% of PSUs vest, if at all, based on relative TSR performance at end of performance period

RSUs typically vest in five installments, with the first installment vesting in January following the grant and the balance vesting in four equal annual installments thereafter. Stock options typically vest in four equal annual installments on the anniversaries of the grant date. Vesting of each of the awards granted under the LTIP is generally contingent upon continued employment, except in the case of death, disability, retirement of the employee or a change of control, as more fully discussed in “Potential Payouts Upon Termination and Change in Control,” below.

Performance Share Units.    The PSUs awarded in fiscal 2012 vest based upon a three-year performance cycle covering the Company’s fiscal years 2012, 2013 and 2014. The vesting of the PSUs is subject to Avnet achieving relative economic profit performance (“Relative EP”) and relative total shareholder return performance (“Relative TSR”) equal to at least the respective threshold levels set forth below. The Compensation Committee, or where applicable the Board, uses Relative EP as a performance goal because the Board believes that economic profit growth and the creation of shareholder value ultimately leads to growth in TSR and executives are able to directly influence this metric. The Relative TSR component of these awards began with the awards granted in fiscal 2012 in order to further align the executive’s interest with shareholders.

For purposes of the PSU awards:

•

“Relative EP” means Avnet’s economic profit per dollar of average capital compared to the economic profit per dollar of average capital of the companies in the S&P Supercomposite Technology Distributors Index Sub-Industry Index, excluding Avnet (the “Index”), during the performance period.

•

“Economic profit” for a business means operating income after tax (assuming an effective tax rate of 35%), less a capital charge of 10% on the amount of capital invested in the business. For purposes of the PSUs, “operating income” excludes certain items as determined by the Compensation Committee, such as restructuring charges, asset writedowns, impairments and financial impacts of accounting, tax, and regulatory changes, etc.

•

“Relative TSR” means the percentile rank (from 0%ile for the lowest to 100%ile for the highest) of Avnet’s “Total Shareholder Return” compared to the individual total shareholder return of each company in the Index.

•	“Total Shareholder Return” means the percent calculated using the following formula:

Average stock price at the end of period – average stock price at the start of period + dividends

Average stock price at the start of period

When calculating the average stock price at the beginning and end of the relevant period, the Company uses the 30-trading day average immediately before and including the start day and the 30-trading day average immediately before and including the end day of the applicable period.

As noted above, 75% of the PSUs vest depending upon Relative EP and 25% of the PSUs vest depending upon Relative TSR. Based upon the Company’s actual Relative EP and Relative TSR during the three-year performance period, the recipient is eligible to receive a percentage of the target number of shares ranging from 0% to 200% of participant’s targeted number of shares as set forth below:

Relative EP payout
Relative EP relative to the Index	-10%	-5%	0%	+5%	+10%
Percent of Target	0%	50%	100%	150%	200%

Relative TSR payout
Percentile Rank	0%	25%	50%	75%	100%
Percent of Target	0%	50%	100%	150%	200%

If Avnet’s actual Relative EP or Relative TSR is between two achievement levels set forth in the table above, the percentage vesting shall be determined by linear interpolation.

Fiscal 2012 Awards. The 2012 LTIP awards to the NEOs are listed in the following table.

NEO	RSUs	Stock Options	PSUs	Target Value of LTIP Awards
Mr. Vallee	21,405	59,828	42,815	$2,799,982
Mr. Hamada	21,405	59,828	42,815	$2,799,982
Mr. Sadowski	10,170	28,420	20,335	$1,330,028
Mr. Feldberg	9,555	26,708	19,115	$1,249,993
Mr. Gallagher	7,570	21,152	15,140	$990,095

Additional Compensation Elements

Retirement Benefits

Avnet provides a retirement benefit to each NEO under a tax-qualified retirement plan and a retirement benefit under non-qualified retirement plans. The Avnet pension plan (the “Pension Plan”) is a type of tax-qualified defined benefit plan commonly referred to as a cash balance plan. The nonqualified retirement plans consist of the Avnet restoration pension plan (the “Restoration Plan”) and the supplemental executive officer’s retirement plan (the “SERP”). The plans are more fully described in the “Pension Benefits” discussion below. The SERP was closed to new participants effective December 31, 2011, and the Restoration Plan was adopted effective January 1, 2012. Pursuant to the terms of the Restoration and the SERP, any benefit payable under the Restoration Plan reduces the benefit payable under the SERP. As each NEO has a vested benefit under the SERP, no NEO receives any additional benefit under the Restoration Plan. These plans are important retention tools in the Avnet compensation program because the receipt of benefits under these plans is contingent upon the satisfaction of certain age and service requirements. Additionally, as the benefits provided under the nonqualified retirement plans are based in part on a participant’s yearly cash compensation, including a participant’s annual cash incentive compensation, the plans include a performance based element. The Company balances the effectiveness of these plans as a compensation and retention tool with the cost of these plans.

Deferred Compensation

The Company maintains a Deferred Compensation Plan for highly compensated employees including all of the NEOs. The program permits these employees to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Company’s 401(k) Plan, at a minimal administrative cost to the Company. Under this unfunded program, amounts deferred by a participant are credited with earnings based upon the returns actually obtained through the “deemed investment” selected by the executive, as described in more detail following the Nonqualified Deferred Compensation Table. The Company does not offer preferential or above market returns on the compensation deferred.

Perquisites

The Company provides NEOs with a limited number of perquisites that the Company and the Compensation Committee believe are reasonable and consistent with Avnet’s overall compensation program, and necessary to remain competitive. Costs associated with perquisites provided by the Company are included in the “All Other Compensation” column in the Summary Compensation Table.

Employment Agreements and Change in Control Agreements

Each NEO has entered into an employment agreement and a change in control agreement with the Company. The change in control agreements are intended to encourage retention in the face of the disruptive impact of an actual or attempted change in control of the Company. The agreements are also intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment. More detailed descriptions of these programs are included under the heading “Potential Payouts Upon Termination and Change in Control.”

Additional Information

Stock Ownership Guidelines

With a significant portion of each executive officer’s total compensation delivered in the form of equity-based incentives, executive officers have a substantial interest and incentive to ensure profitable growth of the Company and to drive long-term shareholder value. To further reinforce this focus, the Compensation Committee has established stock ownership guidelines for all executive officers. The guidelines provide that the NEOs should hold shares of the Company’s Common Stock or RSUs, with a market value equal to a multiple of each officer’s base salary, as set forth below:

Executive Chairman and Chief Executive Officer	Shares with market value equal to 5 times base salary
Other Named Executive Officers	Shares with market value equal to 3 times base salary

Holding Period for Common Stock

Until the ownership level under the Company’s stock ownership guidelines is met, executives must hold at least 50% of any net shares he or she receives upon the exercise of options or upon the delivery of any RSU or PSU awards.

Recoupment Policy

Pursuant to the Company’s incentive compensation recoupment policy, in the event of a restatement of the Company’s financial results due to the misconduct of any employee, the Independent Directors are authorized to take action to recoup all or part of any incentive compensation received by an executive officer. For purposes of this policy, incentive compensation includes any cash or stock-based award under the Company’s Incentive Plan or LTIP, the amount of which is determined in whole or in part upon achievement of specific financial performance targets. The policy defines misconduct as the willful commission of an illegal act, fraud, intentional misconduct or gross recklessness in the performance of an employee’s duties and responsibilities. In determining whether to take action to recoup any incentive compensation received by an executive officer, the Independent Directors will take into consideration whether the executive officer engaged in the misconduct or was in a position, including in a supervisory role, to have been able to have reasonably prevented the misconduct that caused the restatement.

Equity Grant Practices

Historically, the Compensation Committee makes its compensation recommendations and decisions at its regularly scheduled meeting in August, which is generally scheduled at least one year in advance. Pursuant to the Company’s equity incentive plans, the exercise price of each stock option awarded to the executive officers is the closing price of Avnet’s Common Stock on the date of grant. Options and other equity-based awards may be granted in connection with a new hire or a promotion, in which case awards may be granted at the Compensation Committee meeting at or about the time of hiring or promotion. Scheduling decisions are made without regard to anticipated earnings or the major announcements by the Company.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits to $1 million the amount of remuneration that Avnet may deduct in any calendar year for its CEO and three other highest-paid named executive officers, other than the CFO. The limitation applies only to compensation that is not considered “performance based” as defined in the Section 162(m) regulations.

In designing the Company’s compensation programs, the Compensation Committee considers the effect of Section 162(m) of the Code, as well as other factors relevant to the Company’s business needs. The Company has historically taken, and intends to continue to take, reasonable and appropriate actions with respect to achieving deductibility of annual incentive and long-term compensation. To maintain flexibility, the Compensation Committee does not have a policy requiring all compensation to be deductible.

D&O Insurance

As permitted by Section 726 of the Business Corporation Law of New York, Avnet has in force directors’ and officers’ liability insurance and corporate reimbursement insurance. The policy insures Avnet against losses from claims against its directors and officers when they are entitled to indemnification by Avnet, and insures Avnet’s directors and officers against certain losses from claims against them in their official capacities. All duly elected directors and officers of Avnet and its subsidiaries are covered under this insurance. The primary insurer is Federal Insurance Company, a Chubb Group insurance company. Excess insurers include ACE American Insurance Company, Arch Insurance Company, Zurich American Insurance Company, National Union Fire Insurance Co. of Pittsburgh, PA, Allied World National Assurance Company, Federal Insurance Company, and Lloyd’s of London. The coverage was renewed effective August 1, 2012, for a one-year term. The total premium paid for both primary and excess insurance was $1,167,363.

COMPENSATION OF AVNET EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation during Avnet’s last three fiscal years of its Chief Executive Officer, the Chief Financial Officer and the three executive officers at the end of the last fiscal year who had the highest individual total compensation during Avnet’s fiscal year ended June 30, 2012:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Roy Vallee	2012	$850,000	$1,794,307	$578,537	$470,320	$1,477,806	$30,991	$5,201,961
Executive Chairman	2011	1,100,000	3,932,987	998,998	2,894,833	2,133,671	38,551	11,099,040
	2010	1,050,000	2,544,796	1,239,307	2,359,240	2,111,043	27,518	9,331,904
Richard Hamada	2012	850,000	1,794,307	578,537	470,320	899,504	36,620	4,629,288
Chief Executive Officer	2011	700,000	1,747,907	443,988	1,535,139	1,039,262	28,185	5,494,481
	2010	610,000	887,782	432,326	1,235,792	979,551	23,364	4,168,815
Raymond Sadowski	2012	538,000	852,310	274,821	227,967	541,135	20,872	2,455,105
Senior Vice President and	2011	538,000	943,829	239,765	793,886	675,172	14,692	3,205,344
Chief Financial Officer	2010	485,000	503,168	244,980	586,440	594,167	15,675	2,429,430
Harley Feldberg	2012	575,000	801,040	258,266	319,729	661,461	18,773	2,634,269
Senior Vice President and	2011	550,000	1,004,979	255,287	1,117,882	928,486	30,116	3,886,750
President, Avnet Electronics Marketing	2010	520,000	1,881,272	288,205	867,773	776,487	19,503	4,353,240
Philip Gallagher	2012	515,000	634,518	204,540	313,557	559,340	20,489	2,247,444
Senior Vice President and	2011	500,000	830,330	210,884	597,051	351,137	23,124	2,512,526
President, Avnet Technology Solutions	2010	420,000	473,468	230,571	729,420	499,229	22,275	2,374,963

(1)	Amounts shown under the heading “Stock Awards” reflect the grant date fair value of awards of RSUs and PSUs, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of RSUs awarded to each NEO in FY 2012 is as follows: Mr. Vallee — $598,056; Mr. Hamada — $598,056; Mr. Sadowski — $284,150; Mr. Feldberg — $266,967; and Mr. Gallagher — $211,506. With respect to PSUs, the grant date fair value was computed based upon the target outcome of the performance conditions as of the grant date, which was consistent with the estimates used by the Company to measure compensation cost determined as of the grant date. Assuming the target performance is achieved for PSUs awarded in FY 2012, the grant date fair value of the award to each NEO is as follows: Mr. Vallee — $1,196,251; Mr. Hamada — $1,196,251; Mr. Sadowski — $568,160; Mr. Feldberg — $534,073; and Mr. Gallagher — $423,012. Assuming the maximum payout of PSUs granted in FY 2012 is achieved, the grant date value of such awards would be $2,392,502, $2,392,502, $1,136,320, $1,068,146 and $846,023 for Messrs. Vallee, Hamada, Sadowski, Feldberg and Gallagher, respectively. Amounts shown under the heading “Option Awards” reflect the grant date fair values for stock option awards calculated using the Black-Scholes option pricing model. For information on the assumptions used to calculate the value of the awards, refer to Note 12 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended June 30, 2012. The amounts included in these columns relate to awards made in the fiscal year and reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and do not correspond to the actual amount that will be realized by the NEOs.

(2)	The amount includes the aggregate change in the actuarial present value of accumulated benefits under the Company’s qualified and nonqualified retirement plans.

(3)	The amount includes (a) Company-paid expenses associated with a leased automobile for each of the NEOs, (b) the cost of annual physical exams, and (c) in the case of Mr. Vallee, club membership dues reimbursed by Avnet. None of the perquisites and personal benefits exceeded $25,000 or was in excess of 10% of the total amount of these benefits for the NEO.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity plan-based awards to the NEOs in fiscal 2012 relating to: (1) annual cash incentive awards; (2) the PSUs; (3) the RSUs; and (4) the option grants. The actual payouts in fiscal 2012 under the Non-Equity Incentive Plan Awards are included in the Summary Compensation Table as are the grant date fair values associated with the awards under the Equity Incentive Plan, All Other Stock Awards and All Other Option Awards in the table below.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Roy Vallee	8/11/2011	212,500	850,000	1,912,500	—	—	—	—	59,828	27.94	578,537
	8/11/2011	—	—	—	1	42,815	85,630	—	—	—	1,196,251
	8/11/2011	—	—	—	—	—	—	21,405	—	—	598,056
Richard Hamada	8/11/2011	212,500	850,000	1,912,500	—	—	—	—	59,828	27.94	578,537
	8/11/2011	—	—	—	1	42,815	85,630	—	—	—	1,196,251
	8/11/2011	—	—	—	—	—	—	21,405	—	—	598,056
Raymond Sadowski	8/11/2011	103,000	412,000	927,000	—	—	—	—	28,420	27.94	274,821
	8/11/2011	—	—	—	1	20,335	40,670	—	—	—	568,160
	8/11/2011	—	—	—	—	—	—	10,170	—	—	284,150
Harley Feldberg	8/11/2011	143,750	575,000	1,293,750	—	—	—	—	26,708	27.94	258,266
	8/11/2011	—	—	—	1	19,115	38,230	—	—	—	534,073
	8/11/2011	—	—	—	—	—	—	9,555	—	—	266,967
Philip Gallagher	8/11/2011	117,500	470,000	1,057,500	—	—	—	—	21,152	27.94	204,540
	8/11/2011	—	—	—	1	15,140	30,280	—	—	—	423,012
	8/11/2011	—	—	—	—	—	—	7,570	—	—	211,506

(1)	As discussed in the CD&A, the possible payout at threshold level is pegged at 25% of target amount, at 100% of target amount if all of the pre-established financial goals are achieved, and up to a maximum of 225% of the target amount if the achievement of the pre-established financial goals reaches or exceeds the target maximum. Achievement below the threshold would yield a payout of $0.

(2)	As discussed in the CD&A, based upon the Company’s actual Relative EP and Relative TSR during the three-year performance period, the executive is eligible to receive a percentage of the target number of shares ranging from 0% to 200% of his or her targeted number of shares.

(3)	The vesting schedules for the PSUs, RSUs and the stock option grants made in fiscal 2012 are as follows:

Type of Awards Made in Fiscal 2012	Vesting Schedule
Performance Share Units (PSUs)	will vest, if at all, at the end of fiscal 2014 (June 28, 2014)
Restricted Stock Units (RSUs)	20% each on the first business day in January of 2012 through 2016
Options	25% each on the first through fourth anniversary of grant date

For additional description of the terms and awards of RSUs, stock options and PSUs made in fiscal 2012, see the description of long-term incentives in the CD&A and Note 12 to the Company’s Consolidated Financial Statements included in Avnet’s Form 10-K for the fiscal year ended June 30, 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock options and stock awards by the NEOs as of June 30, 2012. This table includes unexercised and unvested option grants, unvested RSUs, or PSUs with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each NEO. The vesting schedule for each grant is shown following this table, based on the option grant date or stock award date. The market value of the stock awards is based on the closing market price of Avnet Common Stock as of June 30, 2012, which was $30.86. The PSUs are subject to specified performance objectives over the performance period. The market values as of June 30, 2012, shown in columns (h) and (j) below, assume 100% achievement of these performance objectives. For additional information about the option grants and stock awards, see the description of long-term incentives in the CD&A and Note 12 to the Company’s Consolidated Financial Statements included in Avnet’s Form 10-K for the fiscal year ended June 30, 2012.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (RSUs)(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (PSUs)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(e)	(f)		(g)	(h)	(i)	(j)
Roy Vallee	9/19/2003	325,000	—	18.13	9/18/2013		—	—	—	—
	9/23/2004	168,000	—	17.47	9/22/2014		—	—	—	—
	9/23/2005	86,712	—	24.78	9/22/2015		—	—	—	—
	8/10/2006	100,724	—	16.96	8/09/2016		—	—	—	—
	8/09/2007	75,796	—	34.34	8/08/2017		—	—	—	—
	8/07/2008	97,023	32,341	28.80	8/06/2018	8/07/2008	10,282	317,303	—	—
	8/13/2009	64,682	64,682	24.75	8/12/2019	8/13/2009	20,564	634,605	—	—
	8/12/2010	28,641	85,923	24.41	8/11/2020	11/5/2010	25,020	772,117	83,395	2,573,570
	8/11/2011	—	59,828	27.94	8/10/2021	8/11/2011	17,124	528,447	42,815	1,321,271
Richard Hamada	9/23/2005	16,215	—	24.78	9/22/2015		—	—	—	—
	8/10/2006	9,759	—	16.96	8/09/2016		—	—	—	—
	8/09/2007	30,932	—	34.34	8/08/2017		—	—	—	—
	8/07/2008	33,846	11,282	28.80	8/06/2018	8/07/2008	3,587	110,695	—	—
	8/13/2009	22,564	22,564	24.75	8/12/2019	8/13/2009	7,174	221,390	—	—
	8/12/2010	12,729	38,187	24.41	8/11/2020	11/5/2010	11,118	343,101	37,065	1,143,826
	8/11/2011	—	59,828	27.94	8/10/2021	8/11/2011	17,124	528,447	42,815	1,321,271
Raymond Sadowski	9/20/2002	50,000	—	12.95	9/19/2012		—	—	—	—
	9/19/2003	50,000	—	18.13	9/18/2013		—	—	—	—
	9/23/2004	25,860	—	17.47	9/22/2014		—	—	—	—
	9/23/2005	16,516	—	24.78	9/22/2015		—	—	—	—
	8/10/2006	21,688	—	16.96	8/09/2016		—	—	—	—
	8/09/2007	16,160	—	34.34	8/08/2017		—	—	—	—
	8/07/2008	19,179	6,393	28.80	8/06/2018	8/07/2008	2,033	62,738	—	—
	8/13/2009	12,786	12,786	24.75	8/12/2019	8/13/2009	4,066	125,477	—	—
	8/12/2010	6,874	20,622	24.41	8/11/2020	11/5/2010	6,003	185,253	20,015	617,663
	8/11/2011	—	28,420	27.94	8/10/2021	8/11/2011	8,136	251,077	20,335	627,538
Harley Feldberg	5/13/2004	50,000	—	21.92	5/12/2014		—	—	—	—
	9/23/2005	19,520	—	24.78	9/22/2015		—	—	—	—
	8/09/2007	19,852	—	34.34	8/08/2017	8/07/2008	2,391	73,786	—	—
	8/07/2008	22,563	7,521	28.80	8/06/2018	8/13/2009	4,782	147,573	—	—
	8/13/2009	15,042	15,042	24.75	8/12/2019	6/24/2010	50,000	1,543,000	—	—
	8/12/2010	7,319	21,957	24.41	8/11/2020	11/5/2010	6,393	197,288	21,310	657,627
	8/11/2011	—	26,708	27.94	8/10/2021	8/11/2011	7,644	235,894	19,115	589,889
Philip Gallagher	8/09/2007	10,156	—	34.34	8/08/2017		—	—	—	—
	8/07/2008	10,719	3,573	28.80	8/06/2018		—	—	—	—
	3/02/2009	3,750	1,875	16.15	3/01/2019	8/07/2008	1,136	35,057	—	—
	8/13/2009	12,034	12,034	24.75	8/12/2019	8/13/2009	3,826	118,070	—	—
	8/12/2010	6,046	18,138	24.41	8/11/2020	11/5/2010	5,283	163,033	17,605	543,290
	8/11/2011	—	21,152	27.94	8/10/2021	8/11/2011	6,056	186,888	15,140	467,220

Vesting schedules:

Stock Options — All stock options vest in 25% annual increments commencing on the first anniversary of the grant date.

Restricted Stock Unit Awards (RSUs) — All RSUs, except for the award dated June 24, 2010 to Mr. Feldberg, vest in 20% annual increments commencing in the January following the Grant Date. The award dated June 24, 2010 to Mr. Feldberg will vest 100% on June 24, 2013.

Performance Share Units (PSUs) — All PSUs vest, if at all, depending on whether performance objectives are met, on the last day of the fiscal year coincident with the end of the three-year performance period.

Option Exercises and Stock Vested

The following table provides information as to each of the NEOs: (1) stock option exercises during fiscal 2012, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of stock awards in the form of RSUs and PSUs, and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Roy Vallee	325,000	7,458,500	116,648	3,727,003
Richard Hamada	—	—	44,667	1,425,081
Raymond Sadowski	25,000	181,500	24,705	788,492
Harley Feldberg	—	—	28,426	907,558
Philip Gallagher	—	—	21,511	687,395

The value realized on vesting of stock awards includes RSUs that vested on January 3, 2012, and the vesting of PSUs on June 30, 2012, which covered the 2010-2012 performance period. The value realized with respect to the RSUs is as follows: Mr. Vallee — 39,739 shares and $1,248,995; Mr. Hamada — 17,836 shares and $560,586; Mr. Sadowski — 9,498 shares and $298,522; Mr. Feldberg — 10,541 shares and $331,303; and Mr. Gallagher — 7,202 shares and $226,359. The value realized with respect to the PSUs is as follows: Mr. Vallee — 76,909 shares and $2,478,008; Mr. Hamada — 26,831 shares and $864,495; Mr. Sadowski — 15,207 shares and $489,970; Mr. Feldberg — 17,885 shares and $576,255; and Mr. Gallagher — 14,309 shares and $461,036.

Pension Benefits

Further to the discussion of the retirement benefits discussed in the CD&A, Avnet provides a retirement benefit under a tax-qualified retirement plan and a retirement benefit under non-qualified retirement plans. The Pension Plan is a type of tax-qualified defined benefit plan commonly referred to as a cash balance plan. A participant’s benefit under the Pension Plan is based on the value of the participant’s cash balance account, which is used for record keeping purposes and does not represent any assets of the Pension Plan segregated on behalf of a participant. In general, the Pension Plan defines annual earnings as a participant’s base salary, commissions, royalties, annual cash incentive compensation and amounts deferred pursuant to plans described in Sections 125 or 401(k) (i.e., the Avnet 401(k) Plan) of the Code. Currently, the maximum amount of earnings on which benefits can be accrued is $250,000, which is the 2012 annual maximum established by the IRS. The Pension Plan offers participants distributions in the form of various monthly annuity payments and, in most cases, a lump sum distribution option is also available to participants who have terminated employment with Avnet.

The nonqualified retirement plans consist of the Restoration Plan and the SERP. The Restoration Plan is an excess benefit plan that provides retirement income to eligible employees whose Pension Plan benefit is limited by Code limits on compensation. The Restoration Plan uses the same eligibility, vesting, formula and distribution criteria (except in cases where Code section 409A applies) found in the Pension Plan, but without considering the Code imposed limits on the Pension Plan. The excess benefit over the Code imposed limits in the Pension Plan is paid from the Restoration Plan.

The SERP provides for: (1) payment of a death benefit to the designated beneficiary of each participating officer who dies while he or she is an employee of the Company in an amount equal to twice the yearly earnings (including salary and cash incentive compensation) of such officer; (2) a supplemental retirement benefit payable at age 65 (if the officer has satisfied certain age and service requirements) payable monthly for two years and in a lump sum thereafter to such officer or his or her beneficiary with the total benefit equaling the present value of ten years worth of payments in an amount not to exceed 36% of the officer’s eligible compensation, which is defined as the average of the highest two of the last five year’s cash compensation prior to termination; or (3) a supplemental early retirement benefit equal to the benefit described in (2) above, except that such amount is reduced for each month prior to age 65 that the participant begins to receive the benefit.

As discussed in the CD&A, the SERP was closed to new participants effective December 31, 2011, and the Restoration Plan was adopted effective January 1, 2012. Pursuant to the terms of the plans, any benefit payable under the Restoration Plan reduces the benefit payable under the SERP. As each NEO has a vested benefit under the SERP, no NEO receives any additional benefit under the Restoration Plan and the NEO’s maximum retirement benefit under the nonqualified benefit plans is the benefit provided by the SERP.

The table below shows the actuarial present value of accumulated benefits payable to each of the NEOs as of the end of the fiscal year and the number of years of service credited to each such NEO, under the Pension Plan and the nonqualified retirement plans determined using interest rate assumptions consistent with those used in the Company’s financial statements. No payments were made during fiscal 2012 under the Avnet Pension Plan or the nonqualified retirement plans to any NEO.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
(a)	(b)	(c)	(d)
Roy Vallee	Avnet Pension Plan	34.0	420,873
	Nonqualified Retirement Plans	35.4	9,006,464
Richard Hamada	Avnet Pension Plan	27.5	235,487
	Nonqualified Retirement Plans	28.6	4,009,464
Raymond Sadowski	Avnet Pension Plan	32.5	323,584
	Nonqualified Retirement Plans	33.9	2,734,573
Harley Feldberg	Avnet Pension Plan	29.0	335,416
	Nonqualified Retirement Plans	30.7	3,559,160
Philip Gallagher	Avnet Pension Plan	28.5	198,332
	Nonqualified Retirement Plans	29.6	1,966,930

Nonqualified Deferred Compensation

Avnet offers the Avnet Deferred Compensation Plan (“DCP”) for highly compensated employees defined as those earning $150,000 or more in target income, including all of the NEOs. The DCP allows these employees to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Avnet 401(k) Plan. A DCP participant may defer up to 50% of his or her salary and up to 100% of his or her incentive and bonus compensation earned during the plan year (regardless of when paid). Participants may choose from a selection of mutual funds and other investment vehicles in which the deferred amount is then deemed to be invested. Earnings on the amounts deferred are determined by the returns actually obtained through the “deemed investment” options and added to the account. As such, there are no “above-market” earnings. The deferred compensation and the amount earned are held under the Avnet Deferred Compensation Rabbi Trust, but are subject to the claims of general creditors of the Company. Also, the obligation to distribute the amounts according to the participants’ designation is a general obligation of the Company. Of the NEOs, Messrs. Vallee, Feldberg and Gallagher were participants in the DCP and only Mr. Feldberg and Mr. Gallagher deferred a portion of their cash compensation in fiscal 2012.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/ (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Roy Vallee	—	—	30,286	—	622,459
Richard Hamada	—	—	—	—	—
Raymond Sadowski	—	—	—	—	—
Harley Feldberg	338,386	—	(1,119)	—	2,049,296
Philip Gallagher	51,442	—	(11,968)	—	473,206

Potential Payouts Upon Termination

Employment Agreements and Change of Control Agreements

Executive Chairman and CEO Employment Agreements

Both Mr. Vallee and Mr. Hamada entered into amended and restated employment agreements effective as of July 4, 2011. These agreements replace the prior employment agreements between the Company and Mr. Vallee and Mr. Hamada, both dated December 19, 2008. Under the amended and restated agreements, for fiscal 2012, the annual salary for both Mr. Vallee and Mr. Hamada shall be no less than $850,000 and the annual cash incentive shall be no less than 100% of their base salary. The Compensation Committee is to review, at least annually, both total compensation arrangements including base salary, cash incentive and equity compensation, and make recommendations with respect to any adjustment thereof to the Board of Directors. The initial terms of the agreements are for one year and for two years, for Mr. Vallee and Mr. Hamada, respectively, and the term of each agreement is thereafter automatically renewed for additional one year terms, until each agreement is terminated in accordance with their respective provisions. Under these employment agreements, both executives are eligible to receive cash incentive compensation based on the Company’s performance measured against performance goals set by the Board. Both Mr. Vallee and Mr. Hamada are eligible for awards under the Company’s equity incentive plans and benefits under the Company’s other benefit plans in which senior executives of the Company participate. The agreements contain restrictive covenants relating to non-competition, confidential information and non-solicitation of employees and customers.

Under the terms of their amended and restated employment agreements, if either Mr. Vallee or Mr. Hamada should become disabled, the Company shall pay an annual disability benefit of $300,000 until the earlier of the executive’s 65th birthday, the disability ceases or death. Under Mr. Vallee’s agreement, if he retires or terminates his employment by giving 90-day prior notice, the Company will pay to Mr. Vallee his base salary through his termination date and he will be eligible to receive any annual incentive compensation payment or the pro-rata portion earned through such termination date. For fiscal 2013, Mr. Vallee will not participate in the Company’s annual incentive plan. Under Mr. Hamada’s agreement, if he retires or terminates his employment by giving one-year prior notice, the Company will pay to Mr. Hamada his base salary through his termination date and he will be eligible to receive any annual incentive compensation payment or the pro-rata portion earned through such termination date.

As noted elsewhere in this Proxy Statement, Mr. Vallee is retiring as an employee of the Company effective November 2, 2012.

Executive Chairman and CEO Change of Control Agreements

In addition to the amended and restated employment agreements referenced above, Mr. Vallee and Mr. Hamada each entered into an amended and restated change of control agreement with the Company on February 11, 2011. These amended and restated agreements replace the 2008 Amended and Restated Change of Control Agreement previously entered into by each of them. In the event of actual or constructive termination within 24 months of a change of control, the Company must pay to Mr. Vallee and Mr. Hamada all accrued base salary and pro-rata incentive payments, plus 2.99 times the sum of (i) the executive’s then current annual base salary, and (ii) the executive’s target incentive compensation for the year in which such termination occurred. Further, unvested stock options shall accelerate and vest in accordance with the early vesting provisions under the applicable stock compensation plans, and all equity incentive awards granted, but not yet delivered, will be accelerated and delivered. The amount payable under these agreements are substantially the same as under the change of control agreements that were restated in 2008 (which agreement currently applies to the other executive officers), except that the incentive component of the payment (in clause (ii), above) has been changed from 2.99 times the average of executive’s incentive payments for the highest two of the previous five fiscal years to 2.99 times the executive’s target for the then-current fiscal year and tax gross-ups for excise taxes related to payments made upon a change of control were eliminated.

Pursuant to these agreements, a constructive termination includes a material diminution in the executive’s responsibilities, a material change in the geographic location at which the executive is primarily required to perform services for the Company, a material reduction in the executive’s base compensation or any other action or inaction that constitutes a material breach by the Company under its employment agreement with the executive. A change of control is defined as including the acquisition of voting or dispositive power with respect to 50% or more of the outstanding shares of Avnet Common Stock, a change in the individuals serving on the Board of Directors so that those serving on the effective date of Mr. Vallee’s and Mr. Hamada’s employment agreements (July 4, 2011) and those persons appointed by such individuals to the Board no longer constitute a majority of the Board, or the approval by shareholders of a liquidation, dissolution or sale of substantially all of the assets of the Company.

Executive Employment Agreements

Certain other employees, including each of the other NEOs, entered into employment agreements with Avnet. These employment agreements are terminable by either the NEO or the Company upon one-year prior written notice to the other. The amount of compensation to be paid to the NEO is not fixed and is to be agreed upon by the NEO and the Company from time to time. In the event the NEO’s employment is terminated with one year’s notice and the NEO and the Company shall have failed to agree upon the compensation to be paid during all or any portion of the one year notice period prior to termination, the compensation during the notice period shall be determined as follows: the base salary shall remain unchanged and, to the extent all or a portion of the notice period is not covered under an agreed-upon pay plan (“disputed period”), the NEO shall not be eligible to participate in any cash incentive pay plan and shall receive a one-time cash bonus (to be paid upon the expiration of the notice period) in an amount equal to the most recently agreed-upon cash incentive target multiplied by a fraction whereby the numerator is the number of days covered in the disputed period and the denominator is 365 days.

Executive Change of Control Agreements

Each of the other NEOs also entered into the 2008 Amended and Restated Change of Control Agreement with Avnet, each of which is similar in all material respects to the amended and restated change of control agreement entered into between Avnet and Mr. Vallee and Mr. Hamada, except as noted above.

Potential Payouts upon Termination Table

The following table sets forth the estimated payments and value of benefits that each of the NEOs would be entitled to receive under their employment and change of control agreements, as applicable, in the event of the termination of their employment under various scenarios. The table assumes that the termination occurred on June 30, 2012, which is the Company’s fiscal year end.

As used in this section:

•	“Death” refers to the death of executive;

•	“Disability” refers to the executive becoming permanently and totally disabled during the term of his employment as certified by competent medical personnel;

•	“Company Termination Without Cause” means that the executive is fired without cause (as defined in the employment agreement);

•	“Change of Control Termination” means the occurrence of both a change of control and the constructive termination of the executive within 24 months of the change; and

•

“Retirement” for the purpose of determining benefit under the stock plans, means all of the following: (a) age 55, (b) five years of service, (c) age plus years of service is equal to at least 65, and (d) the executive must have signed a non-compete agreement.

	Death $	Disability $	Company Termination w/o Cause $	Change of Control $	Retirement $
Roy Vallee:
Severance	—	—	—	2,541,500	—
Settlement of previously vested stock options	9,093,851	9,093,851	9,093,851	9,093,851	9,093,851
Settlement of unvested stock options	—	1,190,730	1,190,730	1,190,730	1,190,730
Settlement of RSUs	2,252,472	2,252,472	2,252,472	2,252,472	2,252,472
Settlement of PSUs	2,884,794	5,481,354	5,481,354	5,481,354	5,481,354
Accrued vacation pay out	60,121	60,121	60,121	60,121	60,121
Welfare benefits	—	1,389,567	—	65,566	—
Life insurance benefit	500,000	—	—	—	—
Avnet pension	210,437	420,873	420,873	420,873	420,873
Non-qualified retirement plans	2,640,640	8,793,865	8,793,865	8,793,865	8,793,865
Excise taxes and gross up	—	—	—	—	—
Richard Hamada
Severance	—	—	—	5,681,000	—
Settlement of previously vested stock options	523,928	523,928	523,928	523,928	523,928
Settlement of unvested stock options	—	—	—	582,111	—
Settlement of RSUs	1,203,633	—	—	1,203,633	—
Settlement of PSUs	1,375,173	1,375,173	—	3,018,571	—

	Death $	Disability $	Company Termination w/o Cause $	Change of Control $	Retirement $
Accrued vacation pay out	53,583	53,583	53,583	53,583	53,583
Welfare benefits	—	2,588,682	—	79,888	—
Life insurance benefit	500,000	—	—	—	—
Avnet pension	117,744	235,487	235,487	235,487	235,487
Non-qualified retirement plans	2,640,640	3,228,633	3,228,633	3,228,633	3,228,633
Excise taxes and gross up	—	—	—	—	—
Raymond Sadowski
Severance	—	—	—	3,672,207	—
Settlement of previously vested stock options	2,442,113	2,442,113	2,442,113	2,442,113	2,442,113
Settlement of unvested stock options	—	307,290	307,290	307,290	307,290
Settlement of RSU	624,545	624,545	624,545	624,545	624,545
Settlement of PSUs	728,759	1,558,893	1,558,893	1,558,893	1,558,893
Accrued vacation pay out	41,385	41,385	41,385	41,385	41,385
Welfare benefits	—	—	—	56,528	—
Life insurance benefit	500,000	—	—	—	—
Avnet pension	161,792	323,584	323,584	323,584	323,584
Non-qualified retirement plans	1,531,934	2,672,247	2,672,247	2,672,247	2,672,247
Excise taxes and gross up	—	—	—	—	—
Harley Feldberg
Severance	—	—	—	4,687,804	—
Settlement of previously vested stock options	751,277	751,277	751,277	751,277	751,277
Settlement of unvested stock options	—	327,010	327,010	327,010	327,010
Settlement of RSUs	2,197,541	2,197,541	654,541	2,197,541	654,541
Settlement of PSUs	784,770	1,616,447	1,616,447	1,616,447	1,616,447
Accrued vacation pay out	44,231	44,231	44,231	44,231	44,231
Welfare benefits	—	—	—	54,190	—
Life insurance benefit	500,000	—	—	—	—
Avnet pension	167,708	335,416	335,416	335,416	335,416
Non-qualified retirement plans	1,789,458	3,397,569	3,397,569	3,397,569	3,397,569
Excise taxes and gross up	—	—	—	—	—
Philip Gallagher
Severance	—	—	—	3,522,924	—
Settlement of previously vested stock options	189,769	189,769	189,769	189,769	189,769
Settlement of unvested stock options	—	—	—	287,223	—
Settlement of RSUs	503,048	—	—	503,048	—
Settlement of PSUs	512,122	512,122	—	1,185,795	—
Accrued vacation pay out	36,268	36,268	36,268	36,268	36,268
Welfare benefits	—	—	—	57,236	—
Life insurance benefit	500,000	—	—	—	—
Avnet pension	99,166	198,332	198,332	198,332	198,332
Non-qualified retirement plans	1,657,114	1,138,411	1,138,411	1,138,411	1,138,411
Excise taxes and gross up	—	—	—	—	—

The employment agreements with the Company’s executive officers, including the NEOs, do not provide for a “severance payment” in the event of a termination by the Company without cause. Instead, each of the NEOs other than Mr. Vallee is entitled to receive a one-year advance notice from the Company. In the case of Mr. Vallee, he is entitled to receive 90-day advanced notice. During the notice period, the executive shall continue to receive compensation and other benefits in accordance with his agreed-upon pay plan. For the NEOs, it is assumed for the table above that such notice period ended on June 30, 2012, which is the last business day of the Company’s fiscal year 2012.

Except as noted immediately below, because Messrs. Vallee, Sadowski and Feldberg are retirement eligible, the amount of potential payouts to each of them in the event of a disability or termination by the Company without cause is the same as that under “Retirement” because the amount received upon retirement is greater than would be received upon a disability or termination without cause. Messrs. Vallee’s and Hamada’s welfare benefit in the event of a disability equals the present value of the benefits provided under their respective employment agreements assuming each reaches age 65. The amount included with respect to the SERP is calculated based on the present value of the benefit described above relating to Pension Benefits, discounted to reflect the earliest age at which the executive can begin receiving such benefit. While Messrs. Hamada’s and Gallagher’s benefits under the SERP have vested, neither is eligible to receive a distribution until they have reached at least age 55.

Executives receiving PSUs, including each of the NEOs, would be entitled to receive a pro-rata number of performance shares in the case of death or disability and all of the performance shares in the case of retirement or a change of control earned for a three-year performance cycle. As noted above, the value shown in the table above for PSU awards to Messrs. Vallee, Sadowski and Feldberg under disability assumes that they will retire prior to being terminated due to disability, because the amount received would be greater. The value shown for the settlement of PSUs in the table above is calculated with the assumption that the triggering event has occurred on June 30, 2012. Furthermore, the value of the PSU awards for the 2010-2012 performance cycle is included in the table above because, while the actual PSU payouts were not made until August 2012 upon the filing of the 10-K, the PSU awards were fully vested on June 30, 2012. Additionally, the value of the PSU awards covering the 2011-2013 and 2012-2014 performance periods assumes that the target number of shares is awarded to Messrs. Vallee, Sadowski and Feldberg. The value of RSUs reflected in the table above in all cases, other than termination without cause and for Mr. Feldberg, equals the value of all RSUs allocated to the NEOs but not yet delivered at June 30, 2012. In the case of termination without cause, the value of RSUs is only applicable for those who are retirement eligible at June 30, 2012 — Messrs. Vallee, Sadowski and Feldberg. The RSUs granted to Mr. Feldberg on June 24, 2010, are not entitled to the qualified retirement treatment and therefore are only included in the table above under death, disability and change of control.

Director Compensation

Directors of Avnet who are also officers or employees of Avnet (currently Messrs. Vallee and Hamada) do not receive any special or additional remuneration for service on the Board of Directors or any of its committees. Upon the recommendation of the Corporate Governance Committee and approval of the Board of Directors, non-employee Directors receive compensation for their services on the Board as set out below.

Compensation Components (annual)
% Cash to Equity	45/55
Cash Retainer		$100,000	(1)
Equity		$120,000	(2)
Total:		$220,000
Lead Director	add:	$25,000
Audit Committee Retainer	add:	$7,500
Committee Chair Retainers	add:	$10,000

(1)	Paid quarterly unless election is made to defer under the Avnet Deferred Compensation Plan for Outside Directors, which is described in more detail under the caption “Deferred Compensation Plan” below.

(2)	Prorated upon first election; delivered each January following reelection. Mr. Clark and Mr. Robinson have elected to defer their 2012 stock awards in the form of phantom stock units in their Deferred Compensation Accounts under the Avnet Deferred Compensation Plan for Outside Directors, which is described in more detail under the caption “Deferred Compensation Plan” below.

The following table shows the total dollar value of all fees earned by and paid in cash to all non-employee directors in fiscal 2012 and the grant date fair value of stock awards to non-employee directors made in fiscal 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
(a)	(b)	(c)	(e)
Eleanor Baum	130,000	120,000	250,000
J. Veronica Biggins	100,000	120,000	220,000
R. Kerry Clark(1)	53,750	120,000	173,750
Ehud Houminer	117,500	120,000	237,500
James A. Lawrence	100,000	120,000	220,000
Frank R. Noonan	130,000	120,000	250,000
Ray M. Robinson	100,000	120,000	220,000
William H. Schumann III	117,500	120,000	237,500
William P. Sullivan	100,000	120,000	220,000
Gary L. Tooker(2)	50,000	120,000	170,000

(1)	Mr. Clark was appointed to the Board in February 2012, and as such, the above amounts reflect a pro-rata amount of fees and stock awards earned in respect to fiscal 2012.

(2)	Mr. Tooker retired from the Board in November 2011, and as such the above retainer reflects six months of fees earned.

Deferred Compensation Plan

Under the Avnet Deferred Compensation Plan for Outside Directors, a non-employee Director may elect to receive phantom stock units in lieu of some or all of the shares of Avnet Common Stock that would otherwise be awarded as the Director’s annual equity compensation. The number of shares or phantom stock units to be credited to the phantom stock unit portion of the Director’s account (assuming the election is made to defer the entire amount) is determined by dividing $120,000 by the average of the high and low price of Avnet Common Stock on the NYSE on the first business day in January of each year. In addition, a non-employee Director may elect to defer all or a portion of his or her annual cash compensation in either a cash or phantom stock unit account under this plan. Compensation deferred as cash is credited at the beginning of each quarter with interest at a rate corresponding to the rate of interest on U.S. Treasury 10-year notes on the first day of that quarter. During fiscal 2012, there were no “above market” earnings. Compensation deferred under this plan, or interest credited thereon, will be payable to a Director (i) upon cessation of membership on the Board of Directors in ten annual installments or, at the Director’s election (which must be made not less than 24 months prior to the date on which the Director ceases to be a member of the Board), in annual installments not exceeding ten or in a single lump sum or (ii) upon a “change in control” of Avnet (as defined in the plan), in a single lump sum. Phantom stock units are payable in Avnet Common Stock with cash payment made for fractional shares. In the event of the death of a Director before receipt of all payments, all remaining payments shall be made to the Director’s designated beneficiary.

Retirement Plan Benefits and Phase-Out

In May 1996, the Board of Directors terminated the Retirement Plan for Outside Directors of Avnet, Inc. (the “Retirement Plan”) with respect to non-employee Directors elected for the first time after May 21, 1996. Therefore, while members of the Board of Directors who served on May 21, 1996, still accrue benefits under the Retirement Plan (Dr. Baum and Mr. Houminer), Board members elected for the first time thereafter are not eligible to participate in the Retirement Plan. The Retirement Plan provides retirement income for eligible Directors who are not officers, employees or affiliates (except by reason of being a Director) of Avnet (the “Outside Directors”). The Retirement Plan entitled any eligible Outside Director who completed six years or more of active service to an annual cash retirement benefit equal to the annual retainer fee (including committee fees) during the Outside Director’s last year of active service, payable in equal monthly installments for a period of from two to ten years depending on length of service, with payments beginning on the date which is the later of such Outside Director’s 65th birthday or his or her retirement date. The surviving spouse of any deceased Outside Director is entitled to 50% of any remaining unpaid retirement benefit. At its regularly scheduled meeting on November 8, 2007, the Board of Directors, acting upon the recommendation of the Governance Committee, unanimously agreed to freeze the benefits under the Retirement Plan at $80,000 per annum for current participants in the Retirement Plan.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Board of Directors is requesting that the Company’s shareholders approve, on a non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers.

The Company’s executive compensation program is designed to achieve the following objectives:

•

Pay for Performance — A significant portion of total compensation is dependent upon the achievement of short- and long-term goals that are designed to increase shareholder value over time and result in a superior TSR.

•

Create an Ownership Culture — The Company’s compensation programs are designed to provide a meaningful portion of compensation in the form of equity-based awards to support the goal of having executives think and behave like owners and to consider the impact of their actions on TSR.

•	Pay Competitively — Provide fair and competitive compensation to attract, engage and retain the executive talent that is critical to the long-term success of the Company.

The Compensation Committee reviews, at least annually, the Company’s incentive compensation arrangements for the Named Executive Officers to ensure that performance goals and objectives, while ambitious, do not encourage excessive risk taking.

Shareholders are urged to read the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure) in this Proxy Statement, which discusses how Avnet’s compensation program is implemented with respect to the Named Executive Officers.

The Board of Directors believes that the compensation of the Named Executive Officers is appropriate and recommends a vote “FOR” the following non-binding resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

Although the vote is non-binding, the Compensation Committee and the Board of Directors will review the results of the vote, consider shareholder concerns and take them into account in future determinations concerning the executive compensation program. The Company currently conducts annual advisory votes on named executive officer compensation and expects to conduct the next advisory vote at the 2013 annual meeting of shareholders.

The Board of Directors recommends a vote FOR the Advisory

Vote on Named Executive Officer Compensation

PROPOSAL 3

PROPOSAL TO APPROVE THE

AVNET, INC. EXECUTIVE INCENTIVE PLAN

Shareholders are being asked to approve the Avnet, Inc. Executive Incentive Plan (the “Incentive Plan” or the “Plan”) pursuant to which cash incentive awards are made to eligible employees of the Company. The Board of Directors unanimously adopted the Plan and recommends that shareholders approve the Plan. The following is a summary of the Plan, a copy of which is attached to this Proxy Statement as Appendix B.

Purpose of the Plan

The principal purpose of the Plan is to provide incentives to the Company’s executive officers and other members of senior management who have significant responsibility for the success and growth of the Company and to assist the Company in attracting, motivating and retaining such employees on a competitive basis.

The Plan is also designed to allow awards made under the Plan to qualify as performance-based compensation for purposes of Section 162(m) of the Code, which would exempt such incentive compensation from the $1,000,000 cap on the deductibility of compensation expenses for federal income tax purposes. To continue to qualify as performance-based compensation under Section 162(m) of the Code, the Company’s shareholders must reapprove the Plan at least every five years. The Company’s shareholders last approved an executive incentive plan at the 2007 annual meeting.

Administration of the Plan

The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”), which is composed of at least two members who qualify as “outside directors” as that term is defined in treasury regulations issued under Section 162(m) of the Code.

Under the Plan, the Committee has the sole discretion to interpret the Plan, determine who will participate in the Plan, approve pre-established objective performance measure or measures, certify the level to which each performance measure was attained prior to any payment under the Plan, approve the amount of awards made under the Plan and determine who will receive any payment under the Plan. The Committee has full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business, as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee are conclusive and binding on all parties concerned, including the Company, its shareholders and any person receiving an award under the Plan.

Participation in the Plan

Executive officers and other members of senior management of the Company and its affiliates are eligible to receive awards under the Plan. The Committee will designate the executive officers and other members of senior management who will participate in the Plan each fiscal year. If an individual becomes an executive officer or member of senior management during the fiscal year, such individual may be granted eligibility for an incentive award for that year.

Awards under the Plan

The Committee will establish incentive award targets for participants. Incentive award targets are expressed as the dollar amount of the incentive award that will be paid to a participant if the corresponding performance goals are achieved.

The Committee will also establish performance goals, which must be achieved for an incentive award to be earned by a participant under the Plan. Performance goals will be based on any one or more of the following: price of the Common Stock, shareholder return, return on equity, return on investment, return of working capital, return on capital employed, sales productivity, sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating unit contribution, achievement of annual operating profit plans, debt level, market share or similar financial performance measures as may be determined by the Committee. The performance goals may be established on a cumulative basis or on a stand-alone basis with respect to the Company or any of its operating units, or on a relative basis with respect to any peer companies or index selected by the Committee. The performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business. The performance goals and determination of results will be based entirely on financial measures.

The specific performance goals for each participant will be established in writing by the Committee within 90 days after the commencement of the fiscal year (or within such other time period as may be required by Section 162(m) of the Code) to which the performance goal relates and before 25% of the performance period has elapsed. The performance goal will be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met. Awards are payable following the completion of the applicable fiscal year or other performance period upon certification by the Committee that the Company achieved the specified performance goal established for the participant. Notwithstanding the attainment by the Company of the specified performance goals, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to such participant. In no event may a participant receive an award or payment of more than $5,000,000 under the Plan in any fiscal year.

Awards payable under the Plan are subject to the Company’s compensation recoupment policy.

Plan Amendments and Termination

Shareholder approval is required for any amendment that would increase the maximum amount that can be paid to any one executive officer under the Plan in any fiscal year, change the specified performance goals for payment of awards, or modify the requirement as to eligibility for participation in the Plan. The Plan will terminate automatically if the material terms and performance goals are not reapproved by shareholders at or before the 2017 annual meeting. The Committee may terminate the Plan at any time or may amend the Plan in whole or in part, from time to time, but no such action will adversely affect any rights or obligations with respect to any awards previously made under the Plan.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast at the Annual Meeting on this proposal is required for the adoption of the Plan. Only votes cast “for” or “against” the proposal will be counted in determining whether the proposal has been adopted. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares. Thus, a shareholder who does not vote at the Annual Meeting (whether due to abstention or a broker non-vote) will not affect the outcome of the vote but will reduce the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

The Board of Directors recommends a vote FOR approval of the Executive Incentive Plan.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF KPMG AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

One of the purposes of the Annual Meeting is to consider and take action with respect to ratification of the appointment by the Audit Committee of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending June 29, 2013.

The affirmative vote of the majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock is required to ratify the appointment of KPMG LLP as Avnet’s independent registered public accounting firm. Abstentions are not counted in determining the votes cast in connection with the ratification of the appointment of KPMG LLP, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this proposal by reducing the total number of shares from which the majority is calculated. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the 10th day before the Annual Meeting, provided that this Proxy Statement has been transmitted to the beneficial owners at least 15 days before the Annual Meeting.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

For a summary of the fees that were paid to KPMG LLP in fiscal years 2012 and 2011, please refer to the section of this Proxy Statement entitled “Principal Accounting Firm Fees.”

The Board of Directors recommends a vote FOR ratification of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2013.

GENERAL

Avnet’s Annual Report to Shareholders for the fiscal year ended June 30, 2012, including the Company’s audited financial statements, is being delivered with this Proxy Statement. Avnet will provide a copy of its Annual Report on Form 10-K for the fiscal year ended June 30, 2012, to each shareholder without charge (other than a reasonable charge for any exhibit requested) upon written request to Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034.

The cost of soliciting proxies relating to the Annual Meeting will be borne by Avnet. Directors, officers and employees of Avnet may solicit proxies by telephone or personal interview without being specially compensated. An independent inspector of election will be engaged to tabulate shareholder votes. Avnet will, upon request, reimburse brokers, dealers, banks and other nominee shareholders for their reasonable expenses for mailing copies of this Proxy Statement, the form of proxy and the Notice of the Annual Meeting, to the beneficial owners of such shares.

2013 ANNUAL MEETING

Under rules of the Securities and Exchange Commission, and pursuant to the Company’s By-laws, shareholders may submit proposals that they believe should be voted on at the annual meeting or may recommend persons for nomination to the Board of Directors. There are several alternatives a shareholder may use and a summary of those alternatives follows.

Under Rule 14a-8 of the Exchange Act, some shareholder proposals may be eligible to be included in Avnet’s 2013 proxy statement. Shareholder proposals must be submitted, along with proof of ownership of Avnet stock in accordance with Rule 14a-8(b)(2), to the Company’s principal executive office at: Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. All shareholder proposals submitted pursuant to Rule 14a-8 must be received by May 24, 2013.

For information regarding how to nominate a director for consideration by the Corporate Governance Committee for the Avnet Board of Directors, please see “Corporate Governance — Director Nominations” in this Proxy Statement.

Alternatively, under the Company’s By-laws, any shareholder wishing to appear at the 2012 Annual Meeting and submit a proposal or nominate a person as a director candidate must submit the proposal or nomination to the Company’s Secretary not earlier than April 24, 2013, and not later than May 24, 2013. Any such shareholder proposal or director nomination will not appear in the Company’s proxy statement. All shareholder proposals and director nominations, other than shareholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of the Company’s By-laws. If the Company does not receive notice by May 24, 2013, or if it meets other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to the 2013 Annual Meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Pursuant to the rules of the SEC, Avnet and services that Avnet employs to deliver communications to the shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of our Annual Report to shareholders and our proxy statement. Upon written or oral request, Avnet will deliver a separate copy of the Annual Report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that Avnet deliver single copies of such documents in the future. Shareholders may notify Avnet of their requests by calling or writing, Avnet, Inc., Attn: Investor Relations, 2211 South 47th Street, Phoenix, Arizona 85034 or 1-888-822-8638 Ext. 7394 and ask for Investor Relations.

PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW

OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

AVNET APPRECIATES YOUR PROMPT RESPONSE!

Appendix A

Reconciliation of Non-GAAP Measures

The table below presents a reconciliation of each non-GAAP financial measure included in this Proxy Statement to the most comparable GAAP financial measure for the fiscal years 2012 through 2008.

	Fiscal Year 2012
	Operating Income	Net Income
	(thousands)
GAAP results	$884,165	$567,019
Restructuring, integration and other charges	73,585	52,963
Gain on bargain purchase and other	—	(3,463)
Net tax benefit	—	(8,616)

Total adjustments	73,585	40,884

Adjusted results	$957,750	$607,903

	Fiscal Year 2011
	Operating Income	Net Income
	(thousands)
GAAP results	$929,979	$669,069
Restructuring, integration and other charges	77,176	56,169
Gain on bargain purchase and other	—	(25,720)
Net tax benefit	—	(32,901)

Total adjustments	77,176	(2,452)

Adjusted results	$1,007,155	$666,617

	Fiscal Year 2010
	Operating Income	Net Income
	(thousands)
GAAP results	$635,600	$410,370
Restructuring, integration and other charges	25,419	18,789
Gain on sale of assets	—	(5,370)
Tax reserve adjustments	—	842

Total adjustments	25,419	14,261

Adjusted results	$661,019	$424,631

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	Fiscal Year 2009
	Operating Income (loss)	Net Income (loss)
	(thousands)
GAAP results(1)	$(1,018,998)	$(1,129,712)
Impairment charges	1,411,127	1,376,983
Restructuring, integration and other charges	99,342	65,310
Retrospective application of accounting standard	(291)	7,250
Gain on sale of assets	—	(8,727)
Net reduction in tax reserves	—	(21,672)

Total adjustments	1,510,178	1,419,144

Adjusted results	$491,180	$289,432

	Fiscal Year 2008
	Operating Income	Net Income
	(thousands)
GAAP results(1)	$710,771	$489,578
Restructuring, integration and other charges	38,942	31,469
Retrospective application of accounting standard	(388)	9,503
Gain on sale of assets	—	(32,244)
Net reduction in tax reserves	—	(13,897)

Total adjustments	38,554	(5,169)

Adjusted results	$749,325	$484,409

(1)	As adjusted for the retrospective application of an accounting standard.

The Company believes that operating income adjusted for the impact of the items identified above is a useful measure to help shareholders better assess and understand the Company’s operating performance, especially when comparing results with previous periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. The Company analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business.

The Company believes net income, as adjusted for the impact of the items identified above, is a useful measure to shareholders because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income excluding the impact of these items provides an important measure of the Company’s net results of operations.

For a detailed description of the items adjusting the GAAP results in the table above, refer to the respective fiscal year’s Form 10-K filed with the Securities and Exchange Commission. Any analysis of results on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

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Appendix B

AVNET, INC.

EXECUTIVE INCENTIVE PLAN

1.    Purpose

The principal purpose of the Avnet, Inc. Executive Incentive Plan (the “Plan”) is to provide incentives to executive officers and other members of senior management of Avnet, Inc. (the “Company”) who have significant responsibility for the success and growth of the Company and to assist the Company in attracting, motivating and retaining such employees on a competitive basis.

2.    Administration of the Plan

The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee shall at all times be composed of at least two directors of the Company, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.162-27(e)(3). The Committee shall have the sole discretion to (a) interpret the Plan, (b) determine who shall participate in the Plan, (c) approve pre-established objective performance measure or measures, (d) certify the level to which each performance measure was attained prior to any payment under the Plan, (e) approve the amount of awards made under the Plan, and (f) determine who shall receive any payment under the Plan.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee has the authority to make modifications to the program as may be required by law. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any person receiving an award under the Plan.

3.    Eligibility

Executive officers and other members of senior management of the Company and its affiliates shall be eligible to receive awards under the Plan, which awards are intended to qualify as performance-based awards for purposes of Section 162(m) of the Code. The Committee shall designate the executive officers and other members of senior management who will participate in the Plan each fiscal year. If an individual becomes an executive officer or member of senior management during the fiscal year, such individual may be granted eligibility for an incentive award for that year.

4.    Awards under the Plan

The Committee shall establish annual and/or long-term incentive award targets for participants. Incentive award targets are expressed as the dollar amount of the incentive award that will be paid to a participant if the corresponding performance goals are achieved.

The Committee shall also establish annual and/or long-term performance goals, which must be achieved in order for an incentive award to be earned under the Plan. Such performance goals shall be based on any one or more of the following: price of the Company’s Common Stock, shareholder return, return on equity, return on investment, return on capital employed, sales productivity, sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating unit contribution, achievement of annual operating profit plans, debt level, market share or similar financial performance measures as may be determined by the Committee. The performance goals may be established on a cumulative basis and may be established on a stand-alone basis with respect to the Company or any of its operating units, or on a relative basis with respect to any

B-1

peer companies or index selected by the Committee. These performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business. These performance goals and determination of results shall be based entirely on financial measures.

The specific performance goals for each participant shall be established in writing by the Committee within ninety days after the commencement of the fiscal year or other performance period (or within such other time period as may be required by Section 162(m) of the Code) to which the performance goal relates. At the time the performance goals are established, the outcome must be substantially uncertain. The performance goal shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

Awards shall be payable as soon as practicable following the completion of the applicable fiscal year or other performance period, upon certification by the Committee that the Company achieved the specified performance goal established for the participant. In no event shall payment be made later than the end of the “applicable 2 1/2-month period” described in Treasury Regulation Section 1.409A-1(b)(4)(i)(A). Notwithstanding the attainment by the Company of the specified performance goals, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to such participant. In no event may a participant receive an award or payment of more than $5,000,000 under the Plan in any fiscal year.

5.    Miscellaneous Provisions

The Company shall have the right to deduct from all awards paid any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or affecting any right the Company has to terminate the employment of any participant. The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged to any award or to any participant receiving an award.

The Plan is not the exclusive method pursuant to which the Company may establish or otherwise make available bonus or incentive payments to its executive officers and other members of senior management.

All rights and obligations under the Plan and any award under the Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

6.    Recoupment

Any awards payable under this Plan shall be subject to the terms and conditions of the Company’s compensation recoupment or clawback policy, as in effect and amended from time to time, including disgorgement or repayment to the extent required by such policy.

7.    Effective Date, Amendments, Termination and Shareholder Approval

The Plan shall become effective on August 10, 2012, subject to approval by the shareholders of the Company at its 2012 Annual Meeting of Shareholders. The Plan shall terminate automatically if the material terms and performance goals are not reapproved by shareholders at or before the first shareholder meeting that occurs in 2017.

The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards previously made under the Plan.

Shareholder approval is required for any amendment to the Plan which would: (a) increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, (b) change the specified performance goals for payment of awards, or (c) modify the requirement as to eligibility for participation in the Plan.

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AVNET, INC. 2211 SOUTH 47TH STREET PHOENIX, AZ 85034 THERE ARE THREE WAYS TO VOTE YOUR PROXY VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM. Eastern Time the day before the cut-off date or meeting date scheduled for November 2, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM. Eastern Time the day before the cut-off date or meeting date scheduled for November 2, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M49281-P29490-Z58637 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AVNET, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote number(s) of the nominee(s) on the line below. FOR the following: Vote on Directors ! ! ! 1. Election of Directors Nominees: 01) J. Veronica Biggins 06) Frank R. Noonan 02) Michael A. Bradley 07) Ray M. Robinson 03) R. Kerry Clark 08) William H. Schumann III 04) Richard Hamada 09) William P. Sullivan 05) James A. Lawrence Vote on Proposals The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Advisory vote on executive compensation. 3. To approve the Avnet, Inc. Executive Incentive Plan. 4. Ratification of appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending June 29, 2013. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS

Friday, November 2, 2012

7:30 a.m. (local time)

Avnet, Inc.

2211 South 47th Street

Phoenix, AZ 85034

You may vote through the Internet, by telephone or by mail.

Please read the card carefully for instructions.

However you decide to vote, your presence, in person or by proxy,

at the Annual Meeting of Shareholders is important.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

AVNET, INC.

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders on

November 2, 2012

The undersigned shareholder of AVNET, INC. (the “Company”) hereby constitutes and appoints Richard Hamada and Raymond Sadowski, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Shareholders to be held at 7:30 a.m., local time, at Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034, on November 2, 2012, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal, but, if no instruction is given on the reverse side, to vote FOR the election of directors of the nine persons named on the reverse side, FOR the approval of the advisory vote on executive compensation, FOR the approval of the Avnet Executive Incentive Plan, and FOR the ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending June 29, 2013 and (ii) to vote, in their discretion, with respect to other such matters (including matters incidental to the conduct of the meeting) as may properly come before the meeting or any postponements or adjournments thereof.

Continued and to be signed on reverse side